                                                                  Exhibit 99.7

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                            Second Quarterly Report

                        on the Economy, Fiscal Situation,
                                   and Outlook
------------------------------------------------------------------------------

                               FISCAL YEAR 2002/03
                                   SIX MONTHS
                            APRIL -- SEPTEMBER 2002

                            [PROVINCE OF B.C. LOGO]

                              Ministry of Finance
                                  www.gov.bc.ca

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     BRITISH COLUMBIA CATALOGUING IN PUBLICATION DATA

British Columbia. Ministry of Finance.
     Quarterly report on the economy, fiscal situation and Crown corporations. -- ongoing-

     Quarterly.
     Title on cover: Quarterly report.
     Continues: British Columbia. Ministry of Finance.
Quarterly financial report. ISSN 0833-1375.
     ISSN 1192-2176 -- Quarterly Report on the economy, fiscal situation and Crown corporations.

     1. Finance, Public -- British Columbia -- Accounting --Periodicals.
2. British Columbia -- Economic conditions --1945- -- Periodicals.*
3. Corporations, Government -- British Columbia -- Accounting -- Periodicals.
I. Title.

     HJ13.B77   354.711'007231'05

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

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TABLE OF CONTENTS
Second Quarterly Report 2002/03                              November 28, 2002
------------------------------------------------------------------------------

SUMMARY...................................................................   3

PART ONE -- ECONOMIC REPORT

  Overview................................................................   5

  International Economic Developments.....................................   5

  Financial Market Developments...........................................   7

  British Columbia Economic Developments..................................   9

    External Trade........................................................   9

    The Labour Market.....................................................  10

    Domestic Demand.......................................................  11

  British Columbia Economic Forecast......................................  12

  Tables:

    1.1 British Columbia Economic Indicators..............................   9

    1.2 Current Economic Statistics.......................................  14

  Topic Box:

    British Columbia's Economic Performance in 2001.......................  15

PART TWO -- UPDATED FINANCIAL FORECAST

  Overview................................................................  16

  Consolidated Revenue Fund Revenue.......................................  19

  Consolidated Revenue Fund Expenditure...................................  21

  Crown Corporations and Agencies.........................................  24

  Full-Time Equivalents (FTEs)............................................  26

  Provincial Capital Spending.............................................  27

  Provincial Debt.........................................................  30

  Tables:

    2.1 Updated 2002/03 Financial ........................................  16

    2.2 Summary of Updates to the 2002/03 Budget..........................  17

    2.3 Consolidated Revenue Fund -- Updated Revenue Forecast.............  19

    2.4 Consolidated Revenue Fund -- Updated Expenditure Forecast.........  22

    2.5 2002/03 Pressures Allocated to the Contingencies Vote.............  23

    2.6 2002/03 Crown Corporation and Agency Updated Forecast.............  25

    2.7 Capital Expenditures -- Updated Forecast..........................  27

    2.8 Summary of Changes from the 2002/03 Budget -- Capital and Debt....  28

    2.9 Provincial Debt Summary -- Updated Forecast.......................  31

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                       SECOND QUARTERLY REPORT 2002/03

2                             TABLE OF CONTENTS
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
APPENDIX -- FINANCIAL RESULTS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2002

   A.1 Operating Results..................................................  33

   A.2 Consolidated Revenue Fund Revenue by Source........................  34

   A.3 Consolidated Revenue Fund Expenditure by Ministry..................  35

   A.4 Crown Corporation and Agency Results...............................  36

   A.5 Capital Expenditures...............................................  37

   A.6 Capital Expenditure Projects Greater Than $50 million..............  38

   A.7 Provincial Debt Outstanding........................................  39

   A.8 Main Revenue Assumptions and Sensitivities -- Consolidated
       Revenue Fund.......................................................  40

   A.9 Main Expenditure Assumptions and Sensitivities -- Consolidated
       Revenue Fund.......................................................  42

  A.10 Crown Corporation Assumptions and Sensitivities....................  46

  A.11 Statement of Financial Position....................................  47

  A.12 Full-Time Equivalents (FTEs) -- Updated Forecast...................  48

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                       SECOND QUARTERLY REPORT 2002/03

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SUMMARY
SECOND QUARTERLY REPORT 2002/03
November 28, 2002                                      [PROVINCE OF B.C. LOGO]
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UPDATED 2002/03 FINANCIAL FORECAST
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
-------------------------------------------------------------------------------------------
                                                                       2002/03
                                                           --------------------------------
                                                            Budget     Updated
                                                           Estimate    Forecast    Variance
-------------------------------------------------------------------------------------------
                                                                     ($ millions)
CRF Revenue.............................................    22,038      21,926        (112)
CRF Expenditure.........................................   (25,556)    (25,300)        256
Crown corporation and agency net results (1)............      (132)       (126)          6
                                                           -------     -------      ------
Subtotal................................................    (3,650)     (3,500)        150
Forecast allowance......................................      (750)       (500)        250
                                                           -------     -------      ------
DEFICIT.................................................    (4,400)     (4,000)        400
                                                           -------     -------      ------
                                                           -------     -------      ------

Taxpayer-supported debt.................................    31,601      30,766        (835)
Total debt..............................................    40,728      38,909      (1,819)

Taxpayer-supported debt as a per cent of GDP............     24.3%       23.1%       -1.2%

(1)  Net of dividend payments and contributions to the CRF.
-------------------------------------------------------------------------------------------

o After turning up in the first six months of the year, economic indicators in British Columbia were mixed during the July to September quarter.

o    Currently, the Ministry of Finance is forecasting B.C. real GDP growth of
     1.4 per cent in 2002 and 2.7 per cent in 2003. This compares to private sector consensus forecasts of 1.7 per cent in 2002 and 3.0 per cent in 2003.

o The updated 2002/03 deficit forecast now stands at $4.0 billion, $400 million lower than budget.

o Consolidated revenue fund (CRF) revenue is forecast to be $112 million lower than budget. The decrease is mainly due to lower-than-expected taxation and natural resource revenue, partially offset by higher federal equalization payments and higher Crown corporation contributions.

o CRF spending is projected to be $256 million below budget, mainly due to lower debt interest costs and lower employment assistance caseloads in the Ministry of Human Resources.

o The forecast allowance, originally set at $750 million in February, has been lowered to $500 million, reflecting the risks to the bottom line over the remaining months of the fiscal year.

o    Overall debt is forecast to be $1.8 billion below budget.

o Since the first QUARTERLY REPORT, the deficit forecast has improved by $15 million reflecting a $66 million reduction in CRF spending, a $39 million improvement in Crown corporation net results and the $250 million reduction in the forecast allowance. These improvements more than offset a $340 million reduction in CRF revenues due to weaker tax assessments for the 2001 tax year.

o Operating results for the first six months of the 2002/03 fiscal year show a deficit of $896 million, a $957 million improvement from budget largely due to lower-than-expected spending of $577 million.

o A new five-year economic forecast, the third QUARTERLY REPORT for 2002/03 and an updated three-year fiscal plan for 2003/04 to 2005/06 will be released with the next budget on February 18, 2003.

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                       SECOND QUARTERLY REPORT 2002/03

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PART ONE -- ECONOMIC REPORT (1)
Second Quarterly Report 2002/03                              November 28, 2002
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OVERVIEW

After turning up in the first six months of the year, economic indicators in British Columbia were mixed during the July to September quarter. Employment and housing starts grew strongly compared to the April to June quarter while retail sales slowed and the value of non-residential building permits declined. Exports and manufacturing shipments posted modest gains during the quarter.

Currently, the Ministry of Finance is forecasting B.C. real GDP growth of 1.4 per cent in 2002 and 2.7 per cent in 2003. The data through September suggest stronger results for 2002 could be achieved.

The Minister of Finance will be meeting with the independent Economic Forecast Council on December 9, 2002, to obtain their views on the outlook for the B.C. economy. A new five-year economic forecast that incorporates their advice will be developed for the February 18, 2003 budget.

CHART 1.1  B.C. JOB GROWTH STRONG IN THIRD QUARTER

[LINE CHART -- NO DATA PROVIDED]

Source: Statistics Canada

INTERNATIONAL ECONOMIC DEVELOPMENTS

During the July to September quarter, the North American economy expanded at a moderate pace. Signs of a faltering U.S. recovery were apparent while the Canadian economy reported robust growth.

While the U.S. economy expanded at a 3.1 per cent annualized rate in the third quarter, there were some underlying signs of weakness. Though consumer spending was up a seemingly robust 4.2 per cent

----------
(1) The Economic Report and accompanying charts and tables incorporate information available as of November 22, 2002.

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                       SECOND QUARTERLY REPORT 2002/03
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6                               ECONOMIC REPORT
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annualized, most of the increase was due to a surge in automobile sales caused by dealer incentives. In addition, while overall business fixed investment stabilized after seven consecutive quarters of decline, spending on the non-residential structures component plummeted 16 per cent annualized. This weakness in non-residential investment was a result of the significant excess capacity that has continued to plague the U.S. economy.

U.S. employment growth in the July to September period was moderate, though small declines occurred in September and October. However, the unemployment rate declined from 5.9 per cent in July to 5.6 per cent in September. The Institute of Supply Management (ISM) index fell below 50 per cent for September and October, suggesting a pause in the manufacturing sector's expansion.

On the positive side, although concerns were raised about consumer confidence following the stock market declines, the housing sector continued to benefit from low interest rates. In September, housing starts in the U.S. surged to a 16-year high, reversing three consecutive monthly declines. Although housing starts retreated in October from their September high, robust demand, builder optimism and low interest rates are causing residential construction activity to proceed at a sturdy pace.

Forecasters raised their 2002 U.S. outlook earlier in the year, but since July these forecasts have come down. Forecasters expect economic weakness to continue and have lowered their outlook for 2003. In January 2002, the consensus U.S. growth forecast was for 0.9 per cent growth in 2002 and 3.5 per cent growth in 2003. The latest CONSENSUS FORECASTS (published in November 2002) has real GDP growth of 2.3 per cent in 2002 and 2.7 per cent in 2003.

CHART 1.2  U.S. CONSENSUS FORECAST, 2002

U.S. real GDP
Per cent change

                                                                  2002
                                                                  ----
Jan.............................................................   0.9
Feb.............................................................   1.6
March...........................................................   2.1
April...........................................................   2.6
May.............................................................   2.8
June............................................................   2.7
July............................................................   2.8
Aug.............................................................   2.3
Sept............................................................   2.4
Oct.............................................................   2.4
Nov.............................................................   2.3

Source: CONSENSUS FORECASTS

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                       SECOND QUARTERLY REPORT 2002/03
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                                ECONOMIC REPORT                              7
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CHART 1.3  2003 U.S. OUTLOOK HAS DECLINED

U.S. real GDP
Per cent change

                                                                  2002
                                                                  ----
Jan.............................................................   3.5
Feb.............................................................   3.6
March...........................................................   3.5
April...........................................................   3.5
May.............................................................   3.5
June............................................................   3.6
July............................................................   3.6
Aug.............................................................   3.1
Sept............................................................   3.1
Oct.............................................................   3.0
Nov.............................................................   2.7

Source: CONSENSUS FORECASTS

Japanese real GDP rose 3.0 per cent in the July to September period over the previous three months on an annualized basis, and second quarter real GDP was revised upwards to an annualized 4.2 per cent. The pick up in growth is positive news for the Japanese economy, whose government continues to face pressures for significant structural reforms. However, the outlook remains weak.

Elsewhere, the European economy is confronting challenges including weakening domestic demand and, in Germany, a fragile banking system.

In Canada, steady job growth and consumer spending, and a healthy housing sector suggest overall economic growth will come in at around a 4 per cent annualized rate in the third calendar quarter. The International Monetary Fund expects Canada to lead economic growth in the G-7 nations this year and next.

Much of the job growth in Canada so far in 2002 has been in the manufacturing sector, a sector that has benefited from the relatively low value of the Canadian dollar. However, if the Canadian dollar stabilizes and begins to appreciate against the U.S. currency in the near term, this advantage will be reduced. Growth in Canada could subsequently slow if the U.S. economy, Canada's largest export market, weakens further.

FINANCIAL MARKET DEVELOPMENTS

Interest rates held steady during the July to September period, in the face of rising economic, financial and geopolitical uncertainty. Meanwhile, the value of the Canadian currency fell against the U.S. dollar.

In the U.S., the intended federal funds rate was unchanged at 1.75 per cent during the July to September period. However, the recent

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8                               ECONOMIC REPORT
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CHART 1.4  INTEREST RATES REMAINED LOW

[LINE CHART -- NO DATA PROVIDED]

Source: Bank of Canada and U.S. Federal Reserve Board

economic weakness in the U.S. economy prompted the Federal Reserve Board to lower the intended federal funds rate by 50 basis points on November 6, 2002. In Canada, the Bank of Canada held the overnight target rate at 2.75 per cent, following a 25 basis point increase on July 16, 2002. Low mortgage interest rates have supported interest sensitive areas of both economies including the retail and housing sectors. The Bank of Canada indicated in its October MONETARY POLICY REPORT that the amount of monetary stimulus to be removed from the economy had lessened because of slowing economic growth in the U.S. The Bank also expressed concerns about the effects of "headwinds" arising from financial market volatility and global uncertainty.

CHART 1.5  CANADIAN DOLLAR REMAINS VOLATILE

[LINE CHART -- NO DATA PROVIDED]

Source: Bank of Canada

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                       SECOND QUARTERLY REPORT 2002/03
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                                ECONOMIC REPORT                              9
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Continuing its volatile track, the Canadian dollar declined in the July to
September period to average 64.0 cents US, down from 64.3 cents US in the previous quarter. The downward pressure on the dollar came as increased global uncertainty and geopolitical developments led investors to seek a safe haven in the U.S. markets.

BRITISH COLUMBIA ECONOMIC DEVELOPMENTS

After turning up in the first six months of 2002, British Columbia economic indicators were mixed during the July to September quarter.

Employment growth accelerated in the July to September quarter to 2.1 per cent from 0.9 per cent in the April to June quarter. Retail sales fell in the July to September quarter as automobile sales fell off, although the level of activity remained above last year's levels. Housing starts put in a strong performance, benefiting from low interest rates and federal and provincial tax cuts. On the external side, trade in goods was up in the July to September quarter compared to April to June, despite generally lower commodity prices.

TABLE 1.1  BRITISH COLUMBIA ECONOMIC INDICATORS

-------------------------------------------------------------------------------------
                                               Third Quarter           Year-to-Date
                                            July to Sept. 2002       Jan to Sept 2002
                                               change from             change from
All data seaonally adjusted                 April to June 2002       Jan to Sept 2001
-------------------------------------------------------------------------------------
                                                          Per cent change
Employment............................             +2.1                    +0.6
Manufacturing Shipments...............             +0.7                    -2.1
Exports...............................             +0.5                   -11.5
Retail Sales..........................             -0.8                    +5.9
Housing Starts........................            +20.5                   +21.6
Non-Residential Building Permits......             -7.6                   -26.0

Source: Statistics Canada, Canada Mortgage and Housing Corporation
-------------------------------------------------------------------------------------

EXTERNAL TRADE

The value of merchandise exports rose 0.5 per cent in the July to September quarter, compared to the April to June period. Increased exports of machinery and equipment, agriculture and fish products, industrial and consumer products, as well as energy, were partly offset by a reduction in forest product exports. This reflected lower forest product prices, particularly for lumber, during this period. In response to the U.S. tariff that came into effect on May 22, 2002, more efficient mills in the province increased production as a way of lowering average costs. Spruce-pine-fir 2x4s averaged $223 US per thousand board feet in the July to September period, down from $262 US in the April to June period. Recently, prices have fallen below $200 US.

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                       SECOND QUARTERLY REPORT 2002/03

10                              ECONOMIC REPORT
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CHART 1.6  SOFTWOOD LUMBER PRICES WEAKENED

[LINE CHART -- NO DATA PROVIDED]

Source: Madison's Lumber Reporter

The energy price spike in late 2000 and early 2001 continues to affect the year-to-date export figures. Year-to-date, the value of merchandise exports was down 11.5 per cent from the first nine months of last year. Over 80 per cent of this decline was due to the lower value of energy exports compared to 2001 resulting from the energy price decline.

CHART 1.7  B.C. MERCHANDISE EXPORTS

[LINE CHART -- NO DATA PROVIDED]

Source: Statistics Canada, BC STATS

The port strike in the U.S. does not appear to have had a significant impact on activity at the Port of Vancouver, B.C., as the Vancouver facility was running at or near capacity. Few ships were redirected from U.S. ports to Vancouver and the strike was relatively short.

THE LABOUR MARKET

Topping 2 million jobs for the first time in August, employment grew 2.1 per cent or 41,700 jobs in the July to September quarter compared to the previous quarter. Just over half of the job gains in the quarter were in full-time employment. As well, almost all of the job gains were in

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                                ECONOMIC REPORT                             11
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paid private sector employment (versus self employment or the public sector).
The unemployment rate averaged 8.0 per cent, down from 9.0 per cent in the April to June period.

Employment gains during the July to September quarter were wide spread. Most sectors recorded job growth, with manufacturing, construction, transportation and warehousing, and real estate related service industries as the main sources of growth. Accommodation, food and beverage services recorded the largest decline, reflecting lower tourism related activity in the July to September quarter. In October, employment declined a slight 0.1 per cent from September.

CHART 1.8  B.C. EMPLOYMENT GAINS WIDE SPREAD

[GRAPH -- NO DATA PROVIDED]

Source: Statistics Canada

DOMESTIC DEMAND

On the domestic side, employment gains, low interest rates and relatively stable consumer confidence contributed to continued consumer spending. However, retail sales declined 0.8 per cent in the July to September quarter as automobile sales fell off, following strong growth of 2.0 per cent in the April to June quarter.

CHART 1.9  HOUSING STARTS PICK UP IN 2002

[GRAPH -- NO DATA PROVIDED]

Source: Canada Mortgage and Housing Corporation

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                       SECOND QUARTERLY REPORT 2002/03
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12                              ECONOMIC REPORT
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The housing sector remained an area of strength in the British Columbia economy. In August, housing starts jumped to their highest level since June 1997. The average for the July to September period was around 23,700 units, up 20.5 per cent from the April to June quarter. In October, starts continued their strong pace, rising 20.2 per cent over the September level.

BRITISH COLUMBIA ECONOMIC FORECAST

In the first QUARTERLY REPORT, the British Columbia economy was forecast to expand 1.4 per cent in 2002, and 2.7 per cent in 2003. For 2002, this forecast was based on a prudent 2.0 per cent assumption for U.S. economic growth, which compares to the latest consensus forecast of 2.3 per cent. This higher-than-expected U.S. growth, combined with positive trends in British Columbia, could result in B.C. real GDP growth exceeding the current forecast of 1.4 per cent.

CHART 1.10  B.C. ECONOMIC FORECAST

B.C. real GDP
Per cent change

                          First Quarterly Report
                           (September 13, 2002)      Economic Forecast Council
                          ----------------------     -------------------------
2002.................              1.4                         1.7
2003.................              2.7                         3.0
2004.................              3.2                         3.4
2005.................              3.2                         3.5

Sources: B.C. Ministry of Finance, various financial institutions and forecasters.

A different story is emerging for 2003, as recent events in the U.S. have pointed to the possibility of weaker-than-expected U.S. economic growth next year. The main concerns are the delayed recovery of profits and investment in the business sector, the continuing equity market malaise, and the staying power of consumer spending. The latest consensus forecast for U.S. real GDP growth in 2003 is 2.7 per cent (see Chart 1.3), down from both the 3.1 per cent consensus figure that was published in September and the Ministry of Finance assumption of 3.0 per cent economic growth in the first QUARTERLY REPORT. If these emerging trends continue unabated, lower U.S. economic growth could result in lower British Columbia economic growth in 2003.

For Canada, the Ministry assumption in the first QUARTERLY REPORT was for growth of 3.0 per cent in 2002 and 3.2 per cent in 2003. These assumptions remain below the current consensus forecast, which is for

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                       SECOND QUARTERLY REPORT 2002/03

                                ECONOMIC REPORT                               13
--------------------------------------------------------------------------------

"THE BANK HAS LOWERED ITS GROWTH PROJECTION FOR CANADA THROUGH 2003 BECAUSE OF THE DAMPENING INFLUENCES OF GLOBAL ECONOMIC, FINANCIAL AND GEOPOLITICAL DEVELOPMENTS" -- Bank of Canada, Monetary Policy Report, October 2002

growth of 3.4 per cent in both 2002 and 2003. However, continued weakness in the U.S. may ultimately spill over to Canada and result in reduced Canadian economic growth in 2003.

The Minister of Finance will be meeting with the independent Economic Forecast Council on December 9, 2002 to obtain their views on the North American and British Columbia economic outlook. A new five-year forecast, incorporating their advice, will be developed for the February 18, 2003 budget.

While the most important risks to the British Columbia economic outlook remain the strength of the U.S. recovery and geopolitical uncertainty, several other factors may also play key roles. For example, the Vancouver/Whistler bid for the 2010 Olympic Winter Games could result in opportunities related to possible new investment in infrastructure. In addition, although a longer term issue, the implications of the proposed ratification of the Kyoto accord on climate change remain unclear.

Other risks, both positive and negative, exist as well.

o A durable and fair solution of the softwood lumber dispute could give a boost to the province's forest sector.

o The U.S. and Canada may return to the high-productivity fuelled growth recorded in the late 1990s, creating increased demand for British Columbia's exports.

o Productivity in the U.S. may decline, resulting in slower growth over the longer term.

o A muted global industrial recovery may fail to generate demand for commodities, causing key commodity prices to fall and thus hurting British Columbia exports.

o North American business and consumer confidence, already weakened by stock market declines and corporate accounting problems, may not recover. A further drop in confidence could stall the economic recovery currently underway.

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14                              ECONOMIC REPORT
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TABLE 1.2  CURRENT ECONOMIC STATISTICS

------------------------------------------------------------------------------------------------------------------
                                                                                             Year-to-Date
                                                                                               Average
                                                                                    ------------------------------
                                                                 Latest Period       2001        2002       Change
------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA
LABOUR MARKET
Employment (s.a.(1), thousands) .............................    Oct      2,000      1,947       1,966         1.0%
Unemployment rate (s.a., per cent) ..........................    Oct        8.3        7.4         8.6         1.2
Total net in-migration (quarterly flows, persons)............   June      6,877      9,143       7,513      (1,630)
  Interprovincial (quarterly flows, persons).................   June     (1,841)    (1,684)     (2,015)       (331)
  International (quarterly flows, persons)...................   June      8,718     10,827       9,528      (1,299)
Wages, salaries and supplementary labour income
  (s.a. $ millions)..........................................   June      5,881      5,842       5,868         0.4%
Average weekly wage rate ....................................    Oct     671.53     645.37      665.46         3.1%

CONSUMER SECTOR
Retail sales (s.a., $ millions)..............................   Sept      3,332      3,144       3,330         5.9%
Car and truck sales (s.a., units)............................   Sept     16,088     13,994      16,328        16.7%
Housing starts (all areas, s.a., annual rate)................    Oct     23,200     17,220      20,960        21.7%
Existing home sales (s.a.) ..................................   Sept      6,380      5,538       6,933        25.2%
Building permits (s.a., $ millions) .........................   Sept        512        429         466         8.6%
B.C. consumer price index (annual per cent change) ..........    Oct        2.5        1.9         2.1         0.2

INDUSTRIAL ACTIVITY
Foreign merchandise exports (s.a., $ millions) ..............   Sept      2,440      2,675       2,367       -11.5%
Manufacturing shipments (s.a., $ millions)...................   Sept      2,843      2,900       2,838        -2.1%
Lumber production (thousand cubic metres) ...................    Aug      2,677      2,653       2,808         5.8%
Pulp and paper production (thousand tonnes)..................   Sept        620        622         611        -1.8%
Coal production (thousand tonnes) ...........................   June      2,227      2,294       2,242        -2.2%
Natural gas production (million cubic metres)................   March     2,425      2,133       2,466        15.6%
Copper production (million kg) ..............................   Sept       19.5       23.2        20.3       -12.6%

TOURISM
Entries of U.S. and overseas residents (thousands)...........    Aug      1,164        788         720        -8.5%
BC ferry passengers to/from Vancouver Island (thousands).....   Sept      1,003        979         975        -0.5%

COMMODITY PRICES
Lumber (US$/thousand board feet) ............................    Oct        196        254         245        -3.8%
Pulp (US $/tonne)............................................    Oct        475        557         465       -16.4%
Newsprint (US$/tonne)........................................    Oct        469        603         465       -22.9%
Copper (US$/lb.) ............................................    Oct       0.67       0.73        0.71        -3.2%

FINANCIAL DATA
Canadian dollar (US cents)...................................    Oct       63.4       64.9        63.6        -1.2
Canadian prime rate (per cent) ..............................    Oct       4.50       6.35        4.13       -2.22
Canadian treasury bills (per cent)...........................    Oct       2.81       4.10        2.56       -1.54
Treasury bill spread -- Canada minus U.S. (per cent).........    Oct       1.22       0.39        0.88        0.49
------------------------------------------------------------------------------------------------------------------

(1) s.a. - seasonally adjusted

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                       SECOND QUARTERLY REPORT 2002/03

                                   TOPIC BOX                                15
------------------------------------------------------------------------------

         TOPIC BOX: BRITISH COLUMBIA'S ECONOMIC PERFORMANCE IN 2001

In 2001, British Columbia experienced reduced economic growth due to a U.S.-led global recession, the negative impact on tourism of the September 11, 2001 terrorist attacks, and U.S. trade restrictions on Canadian lumber exports. According to Statistics Canada's revised provincial economic accounts released November 7, 2002, the British Columbia economy declined by
0.2 per cent in 2001, down from the preliminary estimate of 0.9 per cent growth.

This downward revision is primarily due to Statistics Canada's new method of measuring real GDP(1).

CHART 1  B.C. REAL GDP REVISIONS

Real GDP
Per cent change

                            Previous estimate     Revised estimate     Revised estimate
                              (old method)          (old method)         (new method)
                            -----------------     ----------------     ----------------
1998....................           1.7                  1.5                  1.3
1999....................           2.8                  2.6                  2.8
2000....................           3.9                  4.4                  4.3
2001....................           0.9                  0.8                 -0.2

Source: Statistics Canada

Chart 1 shows the revisions to real GDP from 1998 to 2001. Using the old method, real GDP in 2001 was revised from 0.9 per cent to 0.8 per cent, a relatively small change. The new method(2) of measuring real GDP resulted in a further drop to a 0.2 per cent decline in 2001.

CHART 2  B.C. CURRENT DOLLAR GDP REVISED LEVELS

Real GDP
Per cent change

                            Previous estimate     Revised estimate       Difference
                            -----------------     ----------------     --------------
2000....................          127.6                 129.4          $1,792 million
2001....................          130.4                 130.9          $  463 million

Source: Statistics Canada

Current dollar (nominal) GDP was also revised with 2001 growth now at 1.2 per cent, down from an initial 2.2 per cent estimate. Nevertheless, due to a large upward revision in 2000, the level of current dollar GDP in 2001 increased by $463 million when compared to the initial 2001 estimate.

CHART 3  PERSONAL INCOME REVISIONS

Personal income
Per cent change

                            Previous estimate     Revised estimate
                            -----------------     ----------------
1998....................           1.7                  2.3
1999....................           3.4                  3.3
2000....................           5.2                  6.0
2001....................           2.6                  2.6

Source: Statistics Canada

Personal income growth remained unchanged at 2.6 per cent in 2001. However, the level of personal income is higher than before due to the upward revision in 2000. There will be further revisions to personal income by Statistics Canada.

Statistics Canada revised their estimate of corporate profits downwards by $400 million, resulting in a decline of 2.8 per cent from 2000.

These revisions confirm the weak economic performance in B.C. in 2001. The weakness is also showing up in tax reports received from the Canada Customs and Revenue Agency as they complete processing of 2001 tax returns, and which indicate lower-than-expected personal and corporate income tax revenues for the 2001 tax year. These are discussed in Part Two of this QUARTERLY report.

CHART 4  CORPORATE PROFITS REVISIONS

Corporate profits
Per cent change

                            Previous estimate     Revised estimate
                            -----------------     ----------------
1998....................          -10.9                -11.5
1999....................           23.6                 24.3
2000....................           12.7                 12.9
2001....................            1.2                 -2.8

Source: Statistics Canada

----------
(1) Constant dollar or `real' GDP is a measure of the volume of goods and services produced in the economy, and removes the effect of price inflation. By contrast, current dollar or `nominal' GDP measures the value of goods and service without adjustment for price changes.

(2) Statistics Canada's new method -- called the Chain Fisher method -- updates the weights of GDP components annually rather than every four or five years.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

------------------------------------------------------------------------------
PART TWO -- UPDATED FINANCIAL FORECAST
Second Quarterly Report 2002/03                              November 28, 2002
------------------------------------------------------------------------------

OVERVIEW

TABLE 2.1 UPDATED 2002/03 FINANCIAL FORECAST

                                                                    2002/03
                                                      ----------------------------------
                                                       Budget      Updated                     Actual
                                                      Estimate     Forecast     Variance     2001/02(1)
                                                      --------     --------     --------     ----------
                                                                      ($ millions)
CONSOLIDATED REVENUE FUND (CRF)
  Revenue ........................................     22,038       21,926        (112)        23,125
  Expenditure.....................................    (25,556)     (25,300)        256        (25,255)
                                                      -------      -------        ----        -------
  CRF BALANCE ....................................     (3,518)      (3,374)        144         (2,130)
                                                      -------      -------        ----        -------
CROWN CORPORATIONS AND AGENCIES
  Taxpayer-supported .............................       (206)        (174)         32            (83)
  Self-supported commercial ......................         74           48         (26)          (484)
                                                      -------      -------        ----        -------
  CROWN CORPORATION AND AGENCY NET RESULTS(2) ....       (132)        (126)          6           (567)
                                                      -------      -------        ----        -------
Subtotal..........................................     (3,650)      (3,500)        150         (2,697)
  Forecast allowance .............................       (750)        (500)        250             --
                                                      -------      -------        ----        -------
DEFICIT BEFORE JOINT TRUSTEESHIP .................     (4,400)      (4,000)        400         (2,697)
  Joint trusteeship (one-time adjustment) ........         --           --          --          1,464
                                                      -------      -------        ----        -------
DEFICIT ..........................................     (4,400)      (4,000)        400         (1,233)
                                                      -------      -------        ----        -------
                                                      -------      -------        ----        -------

(1) Restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change on the CRF is a $163 million increase to revenue, a $342 million increase to expenditure, and the elimination of the $256 million wind-up transfer, resulting in a $435 million increase to the CRF negative balance. The CRF effect is offset by a $435 million decrease in the taxpayer-supported Crown corporation net losses. There is no change to the 2001/02 deficit from this restatement.

(2)  Net of dividend payments and contributions to the CRF.

On February 19, 2002, the government presented its 2002/03 budget and three-year fiscal plan, setting out a strategy to build a strong and vibrant economy and to balance the budget beginning in 2004/05. On September 13, 2002, the government issued its first QUARTERLY REPORT for 2002/03, updating its economic and financial projections and forecasting a $4.015 billion deficit for 2002/03. The updated 2002/03 deficit forecast now stands at $4.0 billion, $400 million lower than budget and a small improvement from the $4.015 billion deficit forecast in September.

Consolidated revenue fund (CRF) revenue is forecast to be $112 million lower than budget. The decrease is mainly due to lower-than-expected taxation and natural resource revenue, partially offset by higher federal equalization payments and higher Crown corporation contributions.

CRF spending is projected to be $256 million below budget, mainly due to lower debt interest costs and lower employment assistance caseloads in the Ministry of Human Resources.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                          UPDATED FINANCIAL FORECAST                        17
------------------------------------------------------------------------------

TABLE 2.2  SUMMARY OF UPDATES TO THE 2002/03 BUDGET

---------------------------------------------------------------------------------------------------------------
                                                                                                       Updated
                                                                                     Change            Forecast
---------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
2002/03 DEFICIT -- FEBRUARY BUDGET...........................................                           (4,400)
UPDATES IN THE FIRST QUARTERLY REPORT
  CONSOLIDATED REVENUE FUND (CRF) UPDATES
    REVENUE
      - Weaker personal income tax assessments...............................      (50)
      - Higher corporation income tax instalments from the
          federal government and higher B.C. corporate profits in 2001.......      145
      - Other taxes -- mainly property transfer tax..........................       92
      - Natural resources -- lower natural gas prices and higher impact
          of softwood lumber duties..........................................     (110)
      - Higher equalization entitlement, partly offset by lower CHST.........      100
      - Higher BC Hydro dividend payment.....................................       59
      - Other revenue changes................................................       (8)       228
                                                                                  ----
    SPENDING
      - Lower interest costs mainly due to lower debt levels.................       80
      - Human Resources -- lower employment assistance caseloads.............      107
      - Elections BC -- lower referendum costs...............................        3        190          418
                                                                                             ----
  CROWN CORPORATION UPDATES
    TAXPAYER-SUPPORTED
      - BC Transportation Financing Authority -- lower interest costs........        7
      - Other changes and adjustments........................................       (9)        (2)
                                                                                  ----
    SELF-SUPPORTED COMMERCIAL
      - BC Hydro -- higher dividend paid to the CRF..........................      (59)
      - BC Rail -- lower net income before restructuring costs...............       (5)
      - ICBC -- higher net income............................................       25
      - Other changes and adjustments........................................        8        (31)         (33)
                                                                                  ----       ----       ------
2002/03 DEFICIT - FIRST QUARTERLY REPORT FORECAST                                                       (4,015)
UPDATES IN THE SECOND QUARTERLY REPORT
  CONSOLIDATED REVENUE FUND (CRF) UPDATES
    REVENUE
      - Weaker 2001 personal income tax assessments..........................     (300)
      - Weaker 2002 personal income tax base.................................     (250)
      - Weaker 2001 corporation income tax assessments.......................     (125)
      - Higher 2001 corporation income tax credits...........................      (63)
      - Lower corporation income tax instalments and higher B.C..............
          corporation income tax credits in 2002.............................      (72)
      - Natural resources -- higher sales of Crown land leases and higher
          forest harvest volumes.............................................       80
      - Increased equalization entitlement, partly offset by lower CHST......      400
      - Other revenue changes................................................      (10)      (340)
                                                                                  ----
    SPENDING
      - Lower interest costs mainly due to lower debt levels.................       40
      - Human Resources -- lower employment assistance caseloads.............       10
      - Attorney General -- lower stumpage collected and disbursed under
          the McLeod Lake Treaty.............................................       16         66         (274)
                                                                                             ----
  CROWN CORPORATION UPDATES
    TAXPAYER-SUPPORTED
      - BC Transportation Financing Authority -- lower interest costs........       12
      - BC Ferries -- higher net income......................................        6
      - Other changes and adjustments........................................       16         34
                                                                                  ----
    SELF-SUPPORTED COMMERCIAL
      - BC Rail -- improved net income before restructuring costs............        3
      - Other changes and adjustments........................................        2          5           39
                                                                                  ----       ----
  FORECAST ALLOWANCE REDUCTION...............................................                              250
                                                                                                        ------
2002/03 deficit -- second Quarterly Report UPDATED FORECAST..................                           (4,000)
                                                                                                        ------
                                                                                                        ------

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

18                        UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------

Combined Crown corporation net results are forecast to be $6 million higher than budget primarily reflecting a small improvement in operating results for the Insurance Corporation of British Columbia (ICBC) and lower debt interest costs for the BC Transportation Financing Authority (BCTFA). These gains are partially offset by a higher dividend payment by the British Columbia Hydro and Power Authority (BC Hydro).

The forecast allowance, originally set at $750 million in February, has been lowered to $500 million, reflecting the risks to the bottom line over the remaining months of the fiscal year.

The $15 million deficit improvement from the first QUARTERLY REPORT reflects a $66 million reduction in CRF spending, a $39 million improvement in Crown corporation net results and the $250 million reduction in the forecast allowance. These improvements more than offset a $340 million reduction in CRF revenues due to weaker tax assessments for the 2001 tax year (see Table 2.2).

The main risks to the fiscal outlook over the remaining months of the fiscal year include:

o    changes to the estimates of federal transfers owed to the province;

o final personal and corporation income tax assessments for 2001 (these will not be available until late January 2003);

o the effect of the U.S. softwood lumber duties on the B.C. forest industry and provincial stumpage revenues;

o any spending pressures beyond ministry budget limits and available funds in the Contingencies vote;

o Crown corporation results and any changes resulting from implementation of Core review decisions; and

o    unforeseen accounting changes.

Operating results for the first six months of the 2002/03 fiscal year show a deficit of $896 million, a $957 million improvement from budget largely due to lower-than-expected spending of $577 million (see Appendix Table A.1). These first-half results should not be extrapolated to compare to the full-year forecast. While $256 million of the spending improvement is forecast to continue through year-end, the remaining below-budget spending is expected to be shifted into the last half of the fiscal year. As well, Crown corporations such as BC Ferries and ICBC typically realize better financial results during the summer months. Further details on second quarter financial results to September 30, 2002 are provided in the appendix.

An update to the three-year fiscal plan will be provided in the February 18, 2003 budget. The updated plan will reflect a new budget

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                          UPDATED FINANCIAL FORECAST                        19
------------------------------------------------------------------------------

economic forecast and related revenue adjustments. The updated plan will also include any refinements to the spending plan arising from budget reviews and the report on the 2003 budget consultation process by the Legislature's Select Standing Committee on Finance and Government Services. As well, the fiscal plan will be extended to include the 2005/06 fiscal year.

CONSOLIDATED REVENUE FUND REVENUE

TABLE 2.3  CONSOLIDATED REVENUE FUND -- UPDATED REVENUE FORECAST(1)

                                                                     2002/03
                                                      -------------------------------------
                                                       Budget      Updated                       Actual
                                                      Estimate     Forecast     Variance(2)     2001/02(3)
                                                      --------     --------     -----------     ----------
                                                                      ($ millions)
TAXATION
   Personal income ...............................      4,854        4,254         (600)           5,375
   Corporation income ............................        779          664         (115)           1,522
   Social service ................................      3,802        3,812           10            3,535
   Other .........................................      3,150        3,227           77            3,220
                                                       ------       ------         ----           ------
                                                       12,585       11,957         (628)          13,652
NATURAL RESOURCES
   Petroleum, natural gas and minerals ...........      1,370        1,352          (18)           1,352
   Forests .......................................      1,145        1,120          (25)           1,253
   Columbia River Treaty .........................         85           90            5              360
   Water resources, WILDLIFE ACT and other .......        253          261            8              287
                                                       ------       ------         ----           ------
                                                        2,853        2,823          (30)           3,252

OTHER REVENUE
   Medical Service Plan premiums .................      1,299        1,327           28              955
   Other .........................................        895          851          (44)             974
                                                       ------       ------         ----           ------
                                                        2,194        2,178          (16)           1,929
CONTRIBUTIONS FROM GOVERNMENT ENTERPRISES
   Liquor Distribution Branch ....................        640          641            1              637
   British Columbia Lottery Corporation ..........        476          485            9              449
   British Columbia Hydro and Power Authority ....        283          341           58              332
   Other .........................................         21           16           (5)              19
                                                       ------       ------         ----           ------
                                                        1,420        1,483           63            1,437
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
   Canada health and social transfer .............      2,805        2,535         (270)           2,445
   Equalization ..................................         --          770          770              226
   Other .........................................        181          180           (1)             184
                                                       ------       ------         ----           ------
                                                        2,986        3,485          499            2,855
                                                       ------       ------         ----           ------
TOTAL REVENUE.....................................     22,038       21,926         (112)          23,125
                                                       ------       ------         ----           ------
                                                       ------       ------         ----           ------

(1) Figures exclude dedicated revenue collected on behalf of, and transferred to, BC Transit, BC Ferries, BC Transportation Financing Authority, Greater Vancouver Transportation Authority (TRANSLINK), BC Oil and Gas Commission, and Tourism BC. These revenues are included as part of the operations of Crown corporations and agencies, with the exception of TRANSLINK and certain other public bodies that are not part of the provincial government.

(2)  2002/03 updated forecast less 2002/03 budget.

(3) For comparative purposes, 2001/02 figures have been restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue in the CRF. The effect of the change is a $163 million increase to the 2001/02 revenue.

CRF revenue is now forecast to be $112 million or 0.5 per cent lower than budget. The decrease is mainly due to lower-than-expected

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

20                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

taxation and natural resource revenue, partially offset by higher federal equalization payments and higher Crown corporation contributions.

The updated revenue forecast incorporates six-month results showing revenue $196 million above budget (see Appendix Table A.2), 2001 personal and corporation income tax assessment information as of October 15th from the federal government, the economic forecast from the first QUARTERLY REPORT, updated estimates of federal transfer entitlements, and revised Crown corporation dividend projections.

o Personal income tax - $600 million below budget due to lower-than-assumed personal income tax assessments for 2001 based on the October 15th tax assessment information from the federal government. The weaker 2001 personal income tax assessments result in a one-time $300 million retroactive adjustment for the 2001/02 fiscal year and reduce this year's revenue by an additional $300 million due to a lower base forecast for 2002/03. Final assessments for the 2001 tax year will not be available until late January 2003.

o The reduction in personal income tax revenue is larger than anticipated at the time of the first Quarterly Report, as assessment information received from the federal government this fall resulted in a much weaker estimate of 2001 tax revenues.

o Corporation income tax - $115 million below budget. Lower-than-expected tax assessments and higher tax credits for 2001 result in a $103 million revenue reduction on account of the 2001 tax year. As well, $47 million higher tax credits are forecast for the 2002 tax year. These revenue reductions are partly offset by $35 million higher federal government instalment payments in the 2002/03 fiscal year.

o Although larger than expected, the personal and corporation income tax declines are consistent with economic conditions in 2001, as British Columbia experienced reduced economic growth in the face of a U.S.-led global recession, the negative impact on tourism caused by the September 11, 2001 terrorist attacks, and U.S. trade restrictions on Canadian lumber exports.

o Other tax revenue - up $87 million mainly due to higher property transfer tax revenue reflecting the year-to-date strength in housing sales.

o Petroleum, natural gas and minerals - $18 million below budget as the effects of weaker-than-assumed natural gas prices are partly offset by higher oil prices and stronger sales of Crown land leases.

o Forests - $25 million below budget mainly due to lower stumpage rates, in part due to the impact of U.S. countervail and antidumping duties, partially offset by higher harvest volumes.

o Contributions from Crown corporations - $63 million above budget mainly due to a $58 million increase in the dividend payment from BC Hydro.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                          UPDATED FINANCIAL FORECAST                        21
------------------------------------------------------------------------------

o Federal contributions - up $499 million from budget as B.C.'s estimated equalization entitlement of $770 million is offset by $270 million in lower Canada health and social transfer (CHST) payments and $1 million less from other transfer payments. The change in CHST and equalization transfer payments is a result of the lower-than-expected personal and corporation income tax revenues for 2001/02 and 2002/03 as well as an updated federal forecast of B.C.'s equalization entitlement.

o Equalization revenues are dependent on B.C. economic performance as well as activity in other provinces. Estimates are subject to ongoing revisions, going back as many as three fiscal years. These factors combine to make equalization a very volatile source of revenue.

REVENUE FORECAST RISKS

The main risks to the revenue forecast are due to:

o    the amount of B.C.'s equalization entitlement and CHST transfer;

o personal and corporation income tax revenues for the 2001 taxation year -- two more tax assessment reports will be received from the federal government before these are finalized;

o    the effect of U.S. softwood lumber duties on stumpage revenues;

o    changes in commodity prices affecting natural resource revenue; and

o economic prospects in B.C. related mainly to the strength of the U.S. recovery and geopolitical uncertainty.

CONSOLIDATED REVENUE FUND EXPENDITURE

Overall CRF spending is projected to be $256 million or 1.0 per cent below budget for the full year mainly due to lower debt interest costs and lower employment assistance caseloads in the Ministry of Human Resources.

The forecast in part reflects spending trends experienced in the first half of the year. During the six months ending September 30, spending was $577 million lower than expected reflecting below-budget spending in almost all programs and lower debt interest costs (see Appendix Table A.3).

In many cases, program spending has been less than planned as ministries introduce structural and program changes outlined in their service plans. With the completion of program changes and the management of various pressures expected later in the year, most ministries are expected to be on budget at year-end.

Since the February 19, 2002 budget, pressures totalling $118 million have been identified. These include $6 million being managed in the Ministry of Forests, $24 million in the Ministry of Public Safety and Solicitor General, and $88 million of pressures that may be funded through the Contingencies vote.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

22                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

TABLE 2.4  CONSOLIDATED REVENUE FUND -- UPDATED EXPENDITURE FORECAST

---------------------------------------------------------------------------------------------------------------------------------
                                                                             2002/03
                                                   --------------------------------------------------------------
                                                                                                   Net Pressures/
                                                    Budget        Updated                            (Savings)           Actual
                                                   Estimate       Forecast       Variance(1)       To Be Managed       2001/02(2)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                  ($ millions)
Legislation....................................         39             39             --                 --                  38
Officers of the Legislature....................         32             29             (3)                --                  45
Office of the Premier..........................         50             50             --                 --                  54
Advanced Education.............................      1,900          1,900             --                 --               1,935
Agriculture, Food and Fisheries................         64             64             --                 --                  66
Attorney General...............................        556            540            (16)                --                 541
Children and Family Development................      1,558          1,558             --                 --               1,525
Community, Aboriginal and Women's Services.....        555            555             --                 --                 518
Competition, Science and Enterprise............         54             54             --                 --                  73
Education......................................      4,861          4,861             --                 --               4,840
Energy and Mines...............................         50             50             --                 --                  67
Finance........................................         27             27             --                 --                  26
Forests........................................        621            621             --                  6                 839
Health Planning................................         17             17             --                 --                  25
Health Services................................     10,205         10,205             --                 --               9,689
Human Resources................................      1,789          1,672           (117)                --               1,904
Management Services............................         48             48             --                 --                  98
Provincial Revenue.............................         45             45             --                 (4)                 49
Public Safety and Solicitor General............        506            506             --                 24                 522
Skills Development and Labour..................         29             29             --                 --                  30
Sustainable Resource Management................        118            118             --                 --                 130
Transportation.................................        739            739             --                 --                 708
Water, Land and Air Protection.................        162            162             --                 --                 211
Management of Public Funds and Debt............        920            800           (120)                --                 761
BC Family Bonus................................         91             91             --                 --                 103
Government Restructuring (All Ministries)......        230            230             --                 --                  81
Contingencies (All Ministries)(3)..............        210            210             --                 --                  --
Other Appropriations(4)........................         80             80             --                 --                 377
                                                    ------         ------           ----                 --              ------
TOTAL EXPENDITURE..............................     25,556         25,300           (256)                26              25,255
                                                    ------         ------           ----                 --              ------
                                                    ------         ------           ----                 --              ------

(1)  2002/03 updated forecast less 2002/03 budget.

(2) Figures have been restated to reflect the government organization as of September 30, 2002. For comparative purposes, 2001/02 CRF expenditure has been increased $342 million to include Forest Renewal BC expenditures.

(3) Contingencies charges of $181 million for 2001/02 are included in ministry spending amounts.

(4) Other Appropriations include various boards, commissions, other votes, and special accounts. The 2001/02 amount includes $307 million for assistance to Skeena Cellulose Inc.

Significant changes since the February budget include:

o Attorney General - up to $16 million below budget primarily due to lower forestry stumpage collected and distributed under the McLeod Lake Treaty Adhesion Agreement.

o Children and Family Development - up to $37 million has been allocated from the Contingencies vote to fund school-based programs.

o Forests - six-month spending was about 11 per cent below budget due to slower spending in forest investment programs and lower forest fire suppression costs. However, forest investment spending

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                          UPDATED FINANCIAL FORECAST                        23
------------------------------------------------------------------------------

     is expected to increase in the third quarter. The ministry is also managing potential spending pressures of $6 million for costs related to the protected area strategies, the softwood lumber dispute, and other areas.

o Health Services - spending was 2.8 per cent below budget in the first six months mainly due to lower medical services plan claims caused by a delay in finalizing physician negotiations, lower-than-assumed Pharmacare claims, lower capital debt interest costs, and a delay in the start-up of other initiatives. However the ministry is expected to be on budget at year-end.

o Human Resources - a lower-than-forecast employment assistance caseload resulted in spending being $98 million below budget in the first six months. Based on current and expected trends, the monthly caseload is forecast to average about 134,000 or 8.7 per cent below budget, resulting in lower expenditures of $117 million for the year.

o Public Safety and Solicitor General - additional pressures of up to $24 million are being managed by the ministry, primarily for the missing persons investigation. An additional $19 million has been allocated from the Contingencies vote for flood claims under the EMERGENCY PROGRAM ACT.

o Management of public funds and debt (operating debt interest) - costs were $94 million below budget in the first six months and are expected to be $120 million below budget for the full year. The improvement reflects a lower-than-expected debt level at the end of 2001/02, the effect of a higher-than-assumed U.S. exchange rate in the first quarter of 2002/03, and lower borrowing requirements in the first half of the year.

Table 2.4 also shows that at the end of the second quarter, net pressures being managed by ministries totaled $26 million. The $6 million increase from the first quarter mainly reflects increased pressures in the Ministry of Public Safety and Solicitor General.

As noted earlier, spending commitments and pressures totalling $88 million have been allocated to the Contingencies vote.

TABLE 2.5  2002/03 PRESSURES ALLOCATED TO THE CONTINGENCIES VOTE

                                                                              ($ millions)
                                                                              ------------
Contingencies allocation
  Children and Family Development -- school based programs..................       37
  Energy and Mines -- energy policy and economic initiatives................        6
  Public Safety and Solicitor General -- EMERGENCY PROGRAM ACT -- floods....       19
  Transportation -- public transit -- deferred interest and start-up costs..       26
                                                                                  ---
    Subtotal................................................................       88
  Unallocated...............................................................      122
                                                                                  ---
    TOTAL CONTINGENCIES BUDGET..............................................      210
                                                                                  ---
                                                                                  ---

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                       SECOND QUARTERLY REPORT 2002/03

24                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

In addition to the pressures funded for the Ministry of Children and Family Development and the Ministry of Public Safety and Solicitor General (noted above), significant allocations of the Contingencies vote include:

o Ministry of Energy and Mines - $6 million for additional costs relating to the energy policy review and economic measures to stimulate activity in the resource sector.

o Ministry of Transportation (Public Transit) - $26 million relating to the write-off of deferred interest and start-up costs related to the Port Moody/Coquitlam and Vancouver City College-West SkyTrain lines.

Further details on the spending forecast, assumptions and sensitivities are provided in Appendix Table A.9.

CROWN CORPORATIONS AND AGENCIES

Combined Crown corporation net results are forecast to be $6 million higher than budget primarily reflecting an improvement in operating results at ICBC and lower debt interest costs for BCTFA. These gains are partially offset by a higher dividend payment by BC Hydro.

Before payments to the CRF, net income of Crown corporations are forecast to total $1,357 million - $1,517 million from self-supported Crown corporations partially offset by a $160 million combined loss from taxpayer-supported Crown corporations. This forecast is $69 million higher than budget.

SIX-MONTH RESULTS

For the first six months of the 2002/03 fiscal year, Crown corporations reported a $184 million improvement to their operating results compared to budget ($228 million before payments to the CRF). Most Crown corporations posted better-than-expected results, led by $59 million of higher net income for BC Hydro (primarily due to higher-than-expected net power exports) and a $55 million improvement by ICBC (mainly due to higher premium revenue and lower-than-budget operating expenses). Appendix Table A.4 provides more details on six-month results.

The British Columbia Railway Company (BC Rail) loss of $39 million for its January-to-September period includes restructuring costs of $65 million. As the restructuring costs were included in the government's 2001/02 fiscal year, they are excluded from the 2002/03 results by a $65 million offsetting improvement in accounting adjustments. Excluding these costs, BC Rail's results were $20 million above budget.

The above-budget six-month results do not all flow through to the full-year forecast as BC Ferries typically realizes stronger results during the summer months and ICBC's claims costs increase during the last quarter of each year. As well, ICBC's year-to-date results include a one-time investment gain due to a change in the management of its Canadian equity portfolio.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         25
--------------------------------------------------------------------------------

TABLE 2.6     2002/03 CROWN CORPORATION AND AGENCY UPDATED FORECAST

-----------------------------------------------------------------------------------------------------
                                                                 2002/03
                                                    ----------------------------------
                                                     Budget      Updated                     Actual
                                                    Estimate     Forecast     Variance     2001/02(1)
-----------------------------------------------------------------------------------------------------
                                                                     ($ millions)
TAXPAYER-SUPPORTED
  British Columbia Buildings Corporation........         34           35           1             37
  British Columbia Ferry Corporation............         16           24           8            (23)
  BC Transportation Financing Authority.........        (56)         (37)         19             --
  552513 British Columbia Ltd. (2)..............         --           --          --             84
  Other ........................................          3           --          (3)            (6)
    LESS: Accounting adjustments (3)............       (184)        (182)          2           (158)
                                                     ------       ------         ---         ------
  TAXPAYER-SUPPORTED RESULTS BEFORE
    CONTRIBUTIONS TO CRF........................       (187)        (160)         27            (66)
    LESS: Contributions paid to CRF.............        (19)         (14)          5            (17)
                                                     ------       ------         ---         ------
  TAXPAYER-SUPPORTED NET RESULTS................       (206)        (174)         32            (83)
                                                     ------       ------         ---         ------
SELF-SUPPORTED COMMERCIAL
  British Columbia Hydro and Power Authority....        345          415          70            403
    LESS: Transfer (from) to RSA................          5          (65)        (70)          (145)
                                                     ------       ------         ---         ------
    BC Hydro operating results..................        350          350          --            258
  Liquor Distribution Branch....................        640          641           1            637
  British Columbia Lottery Corporation..........        660          670          10            606
  British Columbia Railway Company..............         14          (53)        (67)          (107)
  Insurance Corporation of British Columbia.....        (10)          15          25           (251)
  Other.........................................          5           14           9             --
    LESS: Accounting adjustments (4)............       (184)        (120)         64           (207)
                                                     ------       ------         ---         ------
  SELF-SUPPORTED COMMERCIAL RESULTS BEFORE
    CONTRIBUTIONS TO CRF........................      1,475        1,517          42            936
    LESS: Contributions paid to CRF.............     (1,401)      (1,469)        (68)        (1,420)
                                                     ------       ------         ---         ------
  SELF-SUPPORTED COMMERCIAL NET RESULTS.........         74           48         (26)          (484)
                                                     ------       ------         ---         ------
CROWN CORPORATION AND AGENCY NET RESULTS........       (132)        (126)          6           (567)
                                                     ------       ------         ---         ------
                                                     ------       ------         ---         ------
-----------------------------------------------------------------------------------------------------

(1) Restated to be consistent with the presentation used for 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change is the elimination of FRBC's $179 million loss and the $256 million wind-up transfer to the CRF, resulting in a $435 millon decrease to the net losses of taxpayer-supported Crown corporations.

(2) In 2001/02, includes debt assistance of $220 million and a $67 million net write-down of 552513 British Columbia Ltd. as a result of the disposal of Skeena Cellulose Inc.

(3) Primarily includes the amortization of the cost of highways transferred to the BC Transportation Financing Authority in 1998/99.

(4) Primarily reflects adjustments to account for differences between the fiscal year ends of the government and BC Rail and ICBC, and transfers of BC Lottery revenue to charities and local governments. The 2001/02 adjustment includes $65 million of restructuring costs incurred by BC Rail during the January -- March 2002 period because these costs were reported in the 2001/02 fiscal year.

CROWN CORPORATIONS AND AGENCIES FORECAST

At $160 million, the 2002/03 updated forecast for total losses by taxpayer-supported Crown corporations before contributions paid to the CRF is a $27 million improvement over budget (see Table 2.6). The improvement mainly reflects higher net income for BC Ferries and reduced interest costs for BCTFA.

Self-supported commercial Crown corporations are projected to record combined operating results of $1,517 million (before contributions paid to the CRF). The updated forecast is a $42 million improvement compared to budgeted operating results of $1,475 million.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

26                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

The forecast includes the following:

o BC Hydro's operating results (before rate stabilization transfers) remain unchanged at $350 million. However, approval by the BC Utilities Commission
     (BCUC) to use historical accounting policy for rate-setting and reporting purposes authorized BC Hydro to reverse a $450 million reduction in equity that was assumed in the budget as a result of a CICA accounting pronouncement. The BCUC decision will result in a higher rate stabilization account transfer to meet BC Hydro's allowed rate of return and a higher dividend payment. There is no impact on the overall government bottom line from this change.

o BC Rail's forecast loss of $53 million for its fiscal year (January to December) includes restructuring costs of $65 million. As these costs were included in the government's 2001/02 results, they are excluded from the 2002/03 deficit forecast by an offsetting improvement in accounting adjustments. Excluding these costs, BC Rail's forecast net income is $2 million less than budget.

o ICBC is forecasting net income of $15 million for 2002 compared to a budgeted $10 million loss. The improvement is due to operating cost savings, higher premium revenue and a positive prior-year claims adjustment, partially offset by an increase in current claims costs and lower forecast investment income. Recent decisions affecting insurance rates will have a minimum impact on this forecast as the rate increases apply only to new policies issued during the remainder of this calendar year, and to renewals starting in 2003.

o BC Lotteries, the Liquor Distribution Branch and the Columbia Power Corporation are all forecasting higher operating income resulting in a total bottom-line improvement of $20 million from these sources.

CROWN CORPORATION AND AGENCY FORECAST RISKS

The major Crown corporation forecast assumptions are provided in Appendix Table A.10. The full-year forecast sensitivities for each Crown corporation represent its ongoing business risks. In addition, government direction subsequent to the Core review and new decisions by Crown corporation boards of directors with respect to restructuring, valuation allowances and disposals of business segments or assets can also affect results.

FULL-TIME EQUIVALENTS (FTEs)

Total full-time equivalent (FTE) employees of government and taxpayer-supported Crown corporations are projected at 38,822 in 2002/03, down 1,586 from budget (see Appendix Table A.12).

The 2002/03 full year forecast of ministry and special office FTEs is 30,300, down 1,308 from budget and 700 FTEs lower than the updated forecast in the first QUARTERLY REPORT. The decline reflects a higher-than-anticipated number of voluntary departures and early retirements. At this time, ministries do not expect any significant changes to their 2004/05 staffing level targets.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                          UPDATED FINANCIAL FORECAST                        27
------------------------------------------------------------------------------

The updated FTE forecast for taxpayer-supported Crown corporations shows a reduction of 278 FTEs from budget compared to the first QUARTERLY REPORT update of 300 fewer FTEs. The reduction from budget reflects accelerated implementation of service plans, with the largest reduction in the Legal Services Society and BC Assessment Authority. The change from the first QUARTERLY REPORT is primarily due to the transfer of employees from the Ministry of Finance to the recently created Partnerships BC Inc.

PROVINCIAL CAPITAL SPENDING

TABLE 2.7  CAPITAL EXPENDITURES -- UPDATED FORECAST

---------------------------------------------------------------------------------------------------------
                                                                      2002/03
                                                        -------------------------------------
                                                         Budget      Updated                      Actual
                                                        Estimate     Forecast     Variance(1)     2001/02
---------------------------------------------------------------------------------------------------------
                                                                         ($ millions)
TAXPAYER-SUPPORTED
  Education.......................................         466          402           (64)           360
  Health (2)......................................         273          173          (100)           169
  BC Transportation Financing Authority...........         254          256             2            324
  British Columbia Ferry Corporation..............         103           84           (19)            57
  Rapid Transit Project 2000 (2)..................         143          125           (18)           199
  Government operating (ministries)...............         301          257           (44)           203
  Other (3).......................................         129          102           (27)           102
                                                         -----        -----          ----          -----
  TOTAL TAXPAYER-SUPPORTED........................       1,669        1,399          (270)         1,414
                                                         -----        -----          ----          -----
SELF-SUPPORTED COMMERCIAL
  British Columbia Hydro and Power Authority......         745          745            --            545
  British Columbia Railway Company................          66           58            (8)            78
  Columbia River power projects (4)...............          86           91             5            118
  Insurance Corporation of British Columbia (5)...         116          109            (7)           107
  British Columbia Lottery Corporation............          26           34             8             20
  Liquor Distribution Branch......................          22           11           (11)            26
                                                         -----        -----          ----          -----
  TOTAL SELF-SUPPORTED COMMERCIAL.................       1,061        1,048           (13)           894
                                                         -----        -----          ----          -----
  TOTAL CAPITAL EXPENDITURES......................       2,730        2,447          (283)         2,308
                                                         -----        -----          ----          -----
                                                         -----        -----          ----          -----
---------------------------------------------------------------------------------------------------------

(1)  2002/03 updated forecast less 2002/03 budget.

(2) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).

(3) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, BC Transit and the Pacific National Exhibition.

(4)  Columbia Power Corporation and Columbia Basin Trust.

(5)  Includes ICBC Properties Ltd.

Total capital spending(1) in 2002/03 is forecast at $2.4 billion, $283 million below budget (see Tables 2.7 and 2.8). The decrease is mainly due to slower-than-expected spending for health, education, transportation and minor capital purchases by ministries. The updated forecast reflects

----------
(1) Capital spending is not included in the government's annual surplus or deficit. In accordance with generally accepted accounting principles
     (GAAP), annual amortization expenses that recognize the estimated wear and tear of capital assets during the fiscal year are included in the government's annual expenses instead of recording the full capital costs as they occur.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

28                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

TABLE 2.8 -- SUMMARY OF CHANGES FROM THE 2002/03 BUDGET -- CAPITAL AND DEBT

---------------------------------------------------------------------------------------------------------
                                                                                                 Updated
                                                                                    Change       Forecast
---------------------------------------------------------------------------------------------------------
                                                                                         ($ millions)
CAPITAL SPENDING -- FEBRUARY BUDGET.........................................                       2,730
  Taxpayer-supported........................................................         (271)
  Self-supported commercial.................................................           10           (261)
                                                                                     ----         ------
CAPITAL SPENDING -- FIRST QUARTERLY REPORT UPDATED FORECAST.................                       2,469
  Taxpayer-supported
    Health facilities.......................................................          (18)
    B.C. Ferries............................................................           10
    BC Transportation Financing Authority...................................            8
    Rapid Transit Project 2000..............................................          (10)
    Minor capital purchases by ministries...................................          (12)
    Other...................................................................           23              1
                                                                                     ----
  Self-supported commercial
    BC Rail.................................................................          (12)
    Other...................................................................          (11)           (23)
                                                                                     ----         ------
CAPITAL SPENDING -- SECOND QUARTERLY REPORT UPDATED FORECAST................                       2,447
                                                                                                  ------
                                                                                                  ------
---------------------------------------------------------------------------------------------------------

PROVINCIAL DEBT AT MARCH 31, 2003 -- FEBRUARY BUDGET........................                      40,728
  March 31, 2002 year-end changes between budget forecast and the
    2001/02 PUBLIC ACCOUNTS
    Taxpayer-supported debt.................................................         (195)
    Self-supported commercial...............................................         (241)          (436)
                                                                                     ----         ------
ADJUSTED PROVINCIAL DEBT AT MARCH 31, 2003 -- POST PUBLIC ACCOUNTS..........                      40,292
  FISCAL 2002/03 CHANGES -- FIRST QUARTERLY REPORT
  Taxpayer-supported debt...................................................         (796)
  Self-supported commercial.................................................         (347)        (1,143)
                                                                                     ----         ------
  PROVINCIAL DEBT AT MARCH 31, 2003 -- FIRST QUARTERLY
    REPORT UPDATED FORECAST.................................................                      39,149
  FISCAL 2002/03 CHANGES -- SECOND QUARTERLY REPORT
  Taxpayer-supported debt
    Provincial government operating:
      - weaker CRF revenue..................................................          274
      - lower minor capital purchases by ministries.........................          (12)
      - reduced working capital needs.......................................          (45)
    Education facilities (higher sinking fund revenue)......................          (16)
    Health facilities (mainly lower capital spending).......................          (18)
    Transportation (mainly lower capital spending)..........................          (14)
    Other (mainly BCBC working capital requirements)........................          (13)           156
                                                                                     ----
  Self-supported commercial
    BC Hydro (reduced working capital requirements).........................          (37)
    BC Rail (higher cash flows).............................................          (58)
    Columbia basin power projects (deferred borrowing)......................          (49)
    Other...................................................................           (2)          (146)
                                                                                     ----
  Debt forecast allowance reduction.........................................                        (250)
                                                                                                  ------
PROVINCIAL DEBT AT MARCH 31, 2003 -- SECOND QUARTERLY REPORT
  UPDATED FORECAST..........................................................                      38,909
                                                                                                  ------
                                                                                                  ------
---------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         29
--------------------------------------------------------------------------------

spending trends experienced in the first half of the fiscal year as total capital expenditures were $262 million below budget to the end of September.

Taxpayer-supported capital spending, which includes construction of schools, hospitals, post-secondary and transportation projects, plus minor capital purchases by ministries and other taxpayer-supported agencies, is forecast to be $270 million below budget mainly due to:

o    slower-than-anticipated spending on education capital projects;

o    slower-than-anticipated spending on health sector restructuring projects;

o    delayed and deferred implementation of some BC Ferry Corporation projects;

o    a lower forecast of costs to complete SKYTRAIN'S Millennium Line; and

o    slower-than-anticipated purchases of minor capital by ministries.

Self-supported commercial Crown corporation capital spending, which includes construction on BC Hydro, BC Rail, ICBC and Columbia Basin projects, is forecast to be $13 million below budget.

CAPITAL PROJECTS  OVER $50 MILLION

Consistent with the BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT, capital projects with multi-year budgets totalling $50 million or more, are identified individually in Appendix Table A.6. Spending on these major projects in 2002/03 is forecast at $0.5 billion, and the cumulative total at September 30, 2002 was $3.4 billion.

Changes since the first QUARTERLY REPORT include:

o SKYTRAIN extension (Phase 1) - the total cost of the project is forecast at $1,117 million, down $50 million from the project budget and down $10 million from the amount reported in the first QUARTERLY REPORT. The lower costs reflect better estimates of total costs as the project nears completion.

o BC Hydro's Burrard power station upgrade - the revised completion date is now June 2003 (from March 2004). The total cost is forecast to be $195 million, down $27 million from budget and $25 million lower than the first QUARTERLY REPORT. The changes reflect a reduced scope for the project.

o BC Hydro's Seven Mile Dam safety improvements - the total cost of the project is now forecast at $88 million, $12 million below budget and the amount reported in the first QUARTERLY REPORT. The lower forecast reflects the removal of a budget reserve that anticipated a larger project scope. The reserve is no longer necessary based on work completed to date.

o Arrow Lakes Generating Station - the total project budget and forecast have been adjusted to $284 million, up $14 million from the first QUARTERLY REPORT. The increase reflects the adoption of an accounting policy to capitalize a portion of the contractor's share of revenue from

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

30                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

     power sales resulting from early completion of generating facilities. The revenue sharing agreement expires on December 31, 2002.

o ICBC's Surrey City Centre project - the total project budget and forecast have been increased to $312 million, up $59 million from the amounts reported in the first QUARTERLY REPORT. The increase reflects additional costs required to modify space for new tenants caused by cancellation of a lease for TechBC and a decision to lease out space previously intended for occupancy by ICBC. The increased project costs are partially offset by a $41 million payment related to the TechBC lease cancellation. The forecast completion date for the base building is January 2003. However, work will continue well beyond this date as new tenants are identified and space is modified for their use.


PROVINCIAL DEBT

Provincial debt is forecast to increase $3.0 billion from the start of the year, to total $38.9 billion at March 31, 2003. The forecast is $1.8 billion lower than budget mainly due to:

o    lower-than-expected debt balances at the end of the 2001/02 fiscal year;

o    the improved deficit forecast for 2002/03;

o reduced capital spending for education, health, transportation, and minor capital purchases by ministries; and

o reduced working capital requirements and improved cash flows for Crown corporations (see Tables 2.8 and 2.9).

The total provincial debt forecast is $240 million lower than the first QUARTERLY REPORT mainly due to:

o a $146 million decline in self-supported debt reflecting BC Rail's improved cash flows, and deferred borrowing for Columbia basin power projects; and

o a $250 million decline in the forecast allowance mirroring a similar reduction for the updated fiscal forecast;

partially offset by

o a $217 million increase in direct operating debt reflecting the reduced CRF revenue forecast.

Appendix Table A.11 provides a reconciliation between the deficit forecast and the change in total provincial debt.

Total provincial debt is forecast at 29.2 per cent of GDP at March 31, 2003, while taxpayer-supported debt is forecast at 23.1 per cent of GDP(2). These ratios have improved since the February budget due to lower-than-expected debt balances at the end of 2001/02, the improved deficit forecast, reduced working capital requirements for 2002/03, and higher nominal GDP.

----------
(2) The ratio of a province's taxpayer-supported debt relative to its GDP is a measure of a province's ability to manage its debt load. British Columbia's taxpayer-supported debt-to-GDP ratio is one of the lowest in Canada, and this translates into a strong credit rating and lower debt service costs.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                          UPDATED FINANCIAL FORECAST                        31
------------------------------------------------------------------------------

TABLE 2.9  PROVINCIAL DEBT SUMMARY(1) -- UPDATED FORECAST

------------------------------------------------------------------------------------------------------------------------
                                                                                           Debt Outstanding
                                                                                             March 31, 2003     Variance
                                                                 Debt         Forecast    -------------------    Above/
                                                              Outstanding       Net       Updated     Budget     (Below)
                                                             March 31, 2002 + Change(2) = Forecast   Estimate    Budget
------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
  Provincial government direct operating..................      13,789          3,049      16,838     17,182       (344)
                                                                ------         ------      ------     ------     ------
  Education facilities
    Schools...............................................       4,092            238       4,330      4,375        (45)
    Post-secondary institutions...........................       1,425             89       1,514      1,637       (123)
                                                                ------         ------      ------     ------     ------
                                                                 5,517            327       5,844      6,012       (168)
                                                                ------         ------      ------     ------     ------
  Health facilities.......................................       1,920            149       2,069      2,199       (130)
                                                                ------         ------      ------     ------     ------
  Highways, ferries and public transit
    BC Transportation Financing Authority.................       2,514            201       2,715      2,743        (28)
    British Columbia Ferry Corporation....................          19             (3)         16         72        (56)
    British Columbia Transit..............................          79              9          88         94         (6)
    Public transit........................................         936             (5)        931        937         (6)
    SKYTRAIN extension....................................       1,044            121       1,165      1,214        (49)
    Rapid Transit Project 2000 Ltd........................          47            (47)         --         --         --
                                                                ------         ------      ------     ------     ------
                                                                 4,639            276       4,915      5,060       (145)
                                                                ------         ------      ------     ------     ------
  Other
    British Columbia Buildings Corporation................         596           (120)        476        538        (62)
    Social housing(3).....................................         299            (79)        220        218          2
    Homeowner Protection Office...........................         113             17         130        139         (9)
    Universities and colleges -- fiscal agency loans......         114             (3)        111        113         (2)
    Other(4)..............................................         188            (25)        163        140         23
                                                                ------         ------      ------     ------     ------
                                                                 1,310           (210)      1,100      1,148        (48)
                                                                ------         ------      ------     ------     ------
TOTAL TAXPAYER-SUPPORTED DEBT.............................      27,175          3,591      30,766     31,601       (835)
                                                                ------         ------      ------     ------     ------
SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies
    British Columbia Hydro and Power Authority............       6,863             72       6,935      7,442       (507)
    British Columbia Railway Company......................         614           (129)        485        638       (153)
    Columbia River power projects(5)......................         120             (2)        118        285       (167)
    Columbia Power Corporation............................          64             32          96         --         96
    Liquor Distribution Branch............................          13             (4)          9         12         (3)
                                                                ------         ------      ------     ------     ------
                                                                 7,674            (31)      7,643      8,377       (734)
  Warehouse borrowing program.............................       1,067         (1,067)         --         --         --
                                                                ------         ------      ------     ------     ------
TOTAL SELF-SUPPORTED DEBT.................................       8,741         (1,098)      7,643      8,377       (734)
                                                                ------         ------      ------     ------     ------
FORECAST ALLOWANCE........................................          --            500         500        750       (250)
                                                                ------         ------      ------     ------     ------
TOTAL PROVINCIAL DEBT.....................................      35,916          2,993      38,909     40,728     (1,819)
                                                                ------         ------      ------     ------     ------
                                                                ------         ------      ------     ------     ------
Total provincial debt as a percent of GDP.................                                   29.2%      31.3%      -2.1%
Taxpayer-supported debt as a percent of GDP...............                                   23.1%      24.3%      -1.2%
Taxpayer-supported debt per capita ($)....................                                  7,444      7,655       (211)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

------------------------------------------------------------------------------
APPENDIX: FINANCIAL RESULTS
          FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2002
Second Quarterly Report 2002/03                              November 28, 2002
------------------------------------------------------------------------------

TABLE A.1   OPERATING RESULTS

TABLE A.2   CONSOLIDATED REVENUE FUND REVENUE BY SOURCE

TABLE A.3   CONSOLIDATED REVENUE FUND EXPENDITURE BY MINISTRY

TABLE A.4   CROWN CORPORATION AND AGENCY RESULTS

TABLE A.5   CAPITAL EXPENDITURES

TABLE A.6   CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION

TABLE A.7   PROVINCIAL DEBT OUTSTANDING

TABLE A.8   MAIN REVENUE ASSUMPTIONS AND SENSITIVITIES --
            CONSOLIDATED REVENUE FUND

TABLE A.9   MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES --
            CONSOLIDATED REVENUE FUND

TABLE A.10  CROWN CORPORATION ASSUMPTIONS AND SENSITIVITIES

TABLE A.11  STATEMENT OF FINANCIAL POSITION

TABLE A.12  FULL-TIME EQUIVALENTS (FTEs) -- UPDATED FORECAST

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                                  APPENDIX                                  33
------------------------------------------------------------------------------

TABLE A.1  OPERATING RESULTS
           for the Six Months Ended September 30, 2002
           (UNAUDITED)

------------------------------------------------------------------------------------------------------
                                                                   2002/03
                                                      ---------------------------------       Actual
                                                      Budget(1)     Actual     Variance     2001/02(2)
------------------------------------------------------------------------------------------------------
                                                                       ($ millions)
CONSOLIDATED REVENUE FUND (CRF)
  Revenue.........................................     10,808        11,004       196        11,290
  Expenditure.....................................    (12,729)      (12,152)      577       (12,214)(3)
                                                      -------       -------       ---       -------
  CRF BALANCE.....................................     (1,921)       (1,148)      773          (924)
                                                      -------       -------       ---       -------
CROWN CORPORATIONS AND AGENCIES
  Taxpayer-supported..............................        (33)           38        71           122
  Self-supported commercial.......................        101           214       113           155
                                                      -------       -------       ---       -------
  CROWN CORPORATION AND AGENCY NET RESULTS........         68           252       184           277
                                                      -------       -------       ---       -------
(DEFICIT) SURPLUS BEFORE JOINT TRUSTEESHIP........     (1,853)         (896)      957          (647)
  Joint trusteeship (one-time adjustment) ........         --            --        --         1,464(3)
                                                      -------       -------       ---       -------
(DEFICIT) SURPLUS ................................     (1,853)         (896)      957           817
                                                      -------       -------       ---       -------
                                                      -------       -------       ---       -------
------------------------------------------------------------------------------------------------------

(1) Figures reflect six-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2) Restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change on the CRF is a $31 million increase to revenue and a $116 million increase to expenditure, resulting in an $85 million increase to the CRF negative balance. The CRF effect is offset by an $85 million decrease in the taxpayer-supported Crown corporation net losses. There is no change to the 2001/02 surplus from this restatement.

(3) In addition to the FRBC restatement, CRF expenditures for 2001/02 have been increased by $30 million to reflect the reclassification of the amortization of unfunded pension liabilities as part of joint trusteeship which is shown as an adjustment to the summary bottom line. The joint trusteeship adjustment for the first half of 2001/02 was also increased by $28 million that was previously accrued in the second half of the fiscal year. This change reflects the substance of the transaction which occurred at the beginning of 2001/02. The total impact of these changes on the summary bottom line is a $28 million increase to the second quarter surplus.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

34                                    APPENDIX
--------------------------------------------------------------------------------

TABLE A.2  CONSOLIDATED REVENUE FUND REVENUE BY SOURCE (1)
           for the Six Months Ended September 30, 2002
           (UNAUDITED)

---------------------------------------------------------------------------------------------------------
                                                                    2002/03
                                                      -----------------------------------       Actual
                                                      Budget(2)     Actual     Variance(3)     2001/02(4)
---------------------------------------------------------------------------------------------------------
                                                                       ($ millions)
TAXATION
  Personal income..............................         2,390        2,295         (95)           2,461
  Corporation income...........................           441          452          11              634
  Social service...............................         1,938        1,944           6            1,836
  Other........................................         1,672        1,760          88            1,691
                                                       ------       ------        ----           ------
                                                        6,441        6,451          10            6,622
NATURAL RESOURCES
  Petroleum, natural gas and minerals..........           690          602         (88)             824
  Forests......................................           419          507          88              513
  Columbia River Treaty........................            43           31         (12)             313
  Water resources, WILDLIFE ACT and other......           136          128          (8)             157
                                                       ------       ------        ----           ------
                                                        1,288        1,268         (20)           1,807
OTHER REVENUE
  Medical Services Plan premiums...............           648          680          32              477
  Other........................................           403          411           8              454
                                                       ------       ------        ----           ------
                                                        1,051        1,091          40              931
CONTRIBUTIONS FROM GOVERNMENT ENTERPRISES
  Liquor Distribution Branch...................           321          336          15              320
  British Columbia Lottery Corporation.........           227          256          29              214
  British Columbia Hydro and Power Authority...            --           --          --               --
  Other........................................            --           --          --               --
                                                       ------       ------        ----           ------
                                                          548          592          44              534
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
  Canada health and social transfer............         1,402        1,298        (104)           1,323
  Equalization.................................            --          226         226               --
  Other........................................            78           78          --               73
                                                       ------       ------        ----           ------
                                                        1,480        1,602         122            1,396
                                                       ------       ------        ----           ------
TOTAL REVENUE..................................        10,808       11,004         196           11,290
                                                       ------       ------        ----           ------
                                                       ------       ------        ----           ------
---------------------------------------------------------------------------------------------------------

(1) Figures exclude dedicated revenue collected on behalf of, and transferred to, BC Transit, BC Ferries, BC Transportation Financing Authority, Greater Vancouver Transportation Authority (TRANSLINK), BC Oil and Gas Commission, Tourism BC and other entities.

(2) Figures reflect six-month allocations of the full-year budget based on planned activity and seasonal patterns.

(3)  2002/03 actual less 2002/03 budget.

(4) For comparative purposes, the figures have been restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue in the CRF. The effect of the change is a $31 million increase to the 2001/02 revenue.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

                                   APPENDIX                                 35
------------------------------------------------------------------------------

TABLE A.3  CONSOLIDATED REVENUE FUND EXPENDITURE BY MINISTRY
           for the Six Months Ended September 30, 2002
           (UNAUDITED)

---------------------------------------------------------------------------------------------------------
                                                                    2002/03
                                                      -----------------------------------       Actual
                                                      Budget(1)     Actual     Variance(2)     2001/02(3)
---------------------------------------------------------------------------------------------------------
                                                                         ($ millions)
Legislation....................................            20           18          (2)              18
Officers of the Legislature....................            18           13          (5)              30
Office of the Premier..........................            24           16          (8)              27
Advanced Education.............................           913          901         (12)             909
Agriculture, Food and Fisheries................            41           37          (4)              30
Attorney General...............................           266          246         (20)             256
Children and Family Development................           782          755         (27)             710
Community, Aboriginal and Women's Services.....           260          236         (24)             256
Competition, Science and Enterprise............            24           23          (1)              34
Education......................................         2,538        2,514         (24)           2,434
Energy and Mines...............................            26           25          (1)              28
Finance........................................            13           11          (2)              10
Forests........................................           326          290         (36)             385
Health Planning................................             8            8          --               12
Health Services................................         5,121        4,976        (145)           4,704
Human Resources................................           910          812         (98)             927
Management Services............................            25           24          (1)              29
Provincial Revenue.............................            23           14          (9)              20
Public Safety and Solicitor General............           253          252          (1)             239
Skills Development and Labour..................            13           12          (1)              14
Sustainable Resource Management................            53           51          (2)              73
Transportation.................................           367          352         (15)             336
Water, Land and Air Protection.................            79           67         (12)             110
Management of Public Funds and Debt............           446          352         (94)             393
BC Family Bonus................................            46           50           4               60
Government Restructuring (All Ministries)......            97           65         (32)              --
Other Appropriations (4).......................            37           32          (5)             170
                                                       ------       ------        ----           ------
TOTAL EXPENDITURE..............................        12,729       12,152        (577)          12,214
                                                       ------       ------        ----           ------
                                                       ------       ------        ----           ------
---------------------------------------------------------------------------------------------------------

(1) Figures reflect six-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2)  2002/03 actual less 2002/03 budget.

(3) Figures have been restated to reflect the government organization as of September 30, 2002. For comparative purposes, 2001/02 expenditure has been increased $116 million to include Forest Renewal BC expenditures, and $30 million to reflect the reclassification of the amortization of unfunded pension liabilities as part of joint trusteeship which is shown as an adjustment to the summary accounts bottom line.

(4) Other Appropriations include the Contingencies (All Ministries) and New Programs Vote, the Commissions on Collection of Public Funds and Allowance for Doubtful Accounts Vote, the Environmental Assessment Office Vote, the Environmental Boards and Forest Appeals Commission Vote, the Forest Practices Board Vote, the Public Sector Employers' Council Vote, Seismic Mitigation Vote, the Insurance and Risk Management Special Account, the Unclaimed Property Special Account, and other appropriations. Charges to the Contingencies vote have been allocated to individual ministry spending. The 2001/02 amount includes $124 million for assistance to Skeena Cellulose Inc.

------------------------------------------------------------------------------
                       SECOND QUARTERLY REPORT 2002/03

36                                 APPENDIX
------------------------------------------------------------------------------

TABLE A.4  CROWN CORPORATION AND AGENCY RESULTS
           for the Six Months Ended September 30, 2002
           (UNAUDITED)

--------------------------------------------------------------------------------------------------------------
                                                                            2002/03
                                                              ---------------------------------       Actual
                                                              Budget(1)     Actual     Variance     2001/02(2)
--------------------------------------------------------------------------------------------------------------
                                                                                 ($ millions)
TAXPAYER-SUPPORTED
  British Columbia Buildings Corporation...................       17           26           9           21
  British Columbia Ferry Corporation.......................       53           63          10           56
  BC Transportation Financing Authority....................      (25)          (4)         21           31
  552513 British Columbia Ltd (Skeena Cellulose) (3).......       --           --          --           65
  Other....................................................       44           59          15           85
    LESS: Accounting adjustments (4).......................     (122)        (106)         16         (136)
                                                                ----         ----         ---         ----
  TAXPAYER-SUPPORTED NET RESULTS...........................      (33)          38          71          122
                                                                ----         ----         ---         ----
SELF-SUPPORTED COMMERCIAL
  British Columbia Hydro and Power Authority...............       82          141          59          164
  Liquor Distribution Branch...............................      321          336          15          320
  British Columbia Lottery Corporation.....................      324          340          16          289
  British Columbia Railway Company.........................        6          (39)        (45)          (5)
  Insurance Corporation of British Columbia................      (31)          24          55          (38)
  Other....................................................        3            7           4            3
    LESS: Accounting adjustments (5).......................      (56)          (3)         53          (44)
                                                                ----         ----         ---         ----
  SELF-SUPPORTED COMMERCIAL CROWN CORPORATION RESULTS
    BEFORE CONTRIBUTIONS TO CRF...........................       649          806         157          689
    LESS: Contributions paid to CRF........................     (548)        (592)        (44)        (534)
                                                                ----         ----         ---         ----
  SELF-SUPPORTED COMMERCIAL NET RESULTS....................      101          214         113          155
                                                                ----         ----         ---         ----
CROWN CORPORATION AND AGENCY NET RESULTS...................       68          252         184          277
                                                                ----         ----         ---         ----
                                                                ----         ----         ---         ----
--------------------------------------------------------------------------------------------------------------

(1) Figures reflect six-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2) Restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change is the elimination of FRBC's $85 million loss, resulting in a positive impact on the net results of taxpayer-supported Crown corporations.

(3)  In 2001/02, includes debt assistance of $88 million.

(4) Primarily includes the amortization of the cost of highways transferred to the BC Transportation Financing Authority in 1998/99.

(5) Primarily reflects adjustments to account for differences between the fiscal year-ends of the government and BC Rail and ICBC, and transfers of BC Lottery revenue to charities and local governments. The 2002/03 adjustment includes a reversal of $65 million in additional restructuring costs incurred by BC Rail during the January -- March 2002 period because these costs were included in the 2001/02 summary accounts results.

------------------------------------------------------------------------------

                       SECOND QUARTERLY REPORT 2002/03

                                    APPENDIX                                  37
--------------------------------------------------------------------------------

TABLE A.5  CAPITAL EXPENDITURES
           for the Six Months Ended September 30, 2002
           (UNAUDITED)
--------------------------------------------------------------------------------

                                                                         2002/03
                                                          ----------------------------------------      Actual
                                                          Budget(1)      Actual        Variance(2)      2001/02
---------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
   Education .........................................        199          160             (39)            159
   Health(3) .........................................         56           56              --              74
   BC Transportation Financing Authority .............        191          169             (22)            248
   British Columbia Ferry Corporation ................         51           20             (31)             17
   Rapid Transit Project 2000(3) .....................         58           24             (34)            126
   Government operating (ministries) .................         99           43             (56)             31
   Other(4) ..........................................         59           27             (32)             58
                                                          ----------     ------        ------------     -------
   TOTAL TAXPAYER-SUPPORTED ..........................        713          499            (214)            713
                                                          ----------     ------        ------------     -------
SELF-SUPPORTED COMMERCIAL
   British Columbia Hydro and Power Authority ........        358          357              (1)            224
   British Columbia Railway Company ..................         33           28              (5)             45(5)
   Columbia River power projects(6) ..................         20           13              (7)             87
   Insurance Corporation of British Columbia(7) ......         62           33             (29)             40
   British Columbia Lottery Corporation ..............         13           18               5               7
   Liquor Distribution Branch ........................         14            3             (11)             13
                                                          ----------     ------        ------------     -------
   TOTAL SELF-SUPPORTED COMMERCIAL ...................        500          452             (48)            416
                                                          ----------     ------        ------------     -------
   TOTAL CAPITAL EXPENDITURES ........................      1,213          951            (262)          1,129
                                                          ==========     ======        ============     =======

(1) Reflects six-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2) 2002/03 actual less 2002/03 budget.

(3) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).

(4) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, BC Transit and the Pacific National Exhibition.

(5) Restated to reflect consolidated capital spending of the BCR Group of Companies.

(6) Columbia Power Corporation and Columbia Basin Trust.

(7) Includes ICBC Properties Ltd.




--------------------------------------------------------------------------------
                         SECOND QUARTERLY REPORT 2002/03

38                                    APPENDIX
--------------------------------------------------------------------------------

TABLE A.6    CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION

NOTE: INFORMATION IN BOLD TYPE DENOTES CHANGES FROM THE FIRST QUARTERLY REPORT
      RELEASED ON SEPTEMBER 13, 2002.
--------------------------------------------------------------------------------

                                                                                    Estimated    Estimated
                                                           Forecast   Cumulative    Spending     Cumulative    Total      Total
                                              Start       Completion  Spending at   April 1 to   Spending at  Project    Project
Project                                       Date           Date     Mar. 31,      Sept. 30   = Sept. 30,   Budget(2)  Forecast(2)
                                                                      2002(1)+                   2002
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 $ millions
ADVANCED EDUCATION FACILITIES
   UBC - Life Sciences Centre ............   Apr. 2002    Sept. 2004       --          4          4           110         110
---------------------------------------------------------------------------------------------------------------------------------
HEALTH FACILITIES
   Vancouver General Hospital,
       Jim Pattison Pavilion .............  Sept. 2000     Jan. 2005(3)    36         11         47           156         156
     Prince George Regional Hospital ..... Spring 2001     Mar. 2004       20          6         26            50          50
     Fraser Valley Health
       Centre/Eastern Fraser Valley
       Cancer Clinic......................  April 2001     Mar. 2007        1          3          4           211         211
                                                                       ----------   ------   -------      --------     -------
       Total health facilities ...........                                 57         20         77           417         417
---------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION
   Vancouver Island Highway ..............        1991     Dec. 2002    1,253         10      1,263         1,294(4)    1,278
   Trans Canada Highway
     - 5 Mile (Yoho) Bridge ..............    May 1999     Oct. 2005       11          5         16            38(4)       38(4)
   Nisga'a Highway .......................   Aug. 1998     Fall 2005       18          6         24            52          52
   SKYTRAIN Extension - Phase 1 ..........  Sept. 1998     Dec. 2002    1,007         33      1,040         1,167       1,117
   SKYTRAIN Systems Upgrades(5) ..........   Oct. 1999     Dec. 2002       74          5         79            94          87
   SKYTRAIN Fleet Expansion(5) ...........   Oct. 1998     Mar. 2003       65         --         65            68          68
                                                                      -----------   ------   -------      --------     -------
     Total transportation ................                              2,428         59      2,487         2,713       2,640
---------------------------------------------------------------------------------------------------------------------------------
POWER GENERATION
   British Columbia Hydro and
     Power Authority
   - Burrard Upgrade (including
       6 selective catalytic reduction
       systems)(6) .......................   June 1993     June 2003      177          7        184           222         195
   - Georgia Strait Pipeline Crossing(7) .  April 2000(8)  Oct. 2004       18          5         23           131         170
   - Vancouver Island Generation Project .  April 2000(8)  Nov. 2004       24         38         62           370(9)      370(9)
   - Addition of Fourth Generating Unit
       at Seven Mile Dam .................   Feb. 1995     Mar. 2003       41         24         65            97          93
   - Seven Mile Dam safety improvements ..   June 1999     Mar. 2005       11          5         16           100          88
   Arrow Lakes Power Company(10)
   - Arrow Lakes Generating Station ......   Feb. 1999     Dec. 2002      260         11        271           284         284
                                                                      -----------   ------   -------      --------     -------
     Total power generation ..............                                531         90        621         1,204       1,200
---------------------------------------------------------------------------------------------------------------------------------
OTHER
   ICBC Properties Ltd.
   - Surrey City Centre ..................  Sept. 1999    Jan. 2003(11)   169         30        199           312(12)     312(12)
---------------------------------------------------------------------------------------------------------------------------------

(1) Total expenditures since commencement of each project.

(2) Represents sum of annual budgeted expenditures to complete each project.

(3) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(4) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $61 million.

(5) Funds for these projects are fully recovered from the Greater Vancouver Transportation Authority (TRANSLINK).

(6) Burrard generating station upgrade includes installation of Selective Catalytic Reduction (SCRs) systems on all 6 generating units. SCRs reduce emissions from the units and are required to meet the air quality standards for the Greater Vancouver Regional District.

(7) Project co-sponsored with a private sector company. The amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.

(8) Initial planning, preliminary field work and engineering design costs. Physical construction will begin at a later date.

(9) In May 2002, a proposed private sector partnership to develop this project was terminated. The total budget and revised forecast amounts have been increased to reflect BC Hydro's 100 per cent ownership of the project.

(10) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(11) The base building is forecast to be completed in January 2003; however, work to prepare space for new tenants will extend well beyond this date.

(12) The increase reflects additional costs required to modify space for new tenants caused by cancellation of a lease for TechBC and a decision to lease out space previously intended for occupancy by ICBC. The higher costs are partially offset by a $41 million payment related to the TechBC lease cancellation.



--------------------------------------------------------------------------------
                         SECOND QUARTERLY REPORT 2002/03

                                   APPENDIX                                   39
--------------------------------------------------------------------------------

TABLE A.7 PROVINCIAL DEBT(1) OUTSTANDING
          For the Six Months Ended September 30, 2002
          (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                 Debt Outstanding
                                                     Debt                       September 30, 2002        Variance         Debt
                                                  Outstanding       Net         --------------------    Above/(Below)   Outstanding
                                                   March 31,     Change(2) =    Actual     Budget(3)       Budget       Sept. 30,
                                                    2002 +                                                               2001(4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     ($ millions)
TAXPAYER-SUPPORTED DEBT
      Provincial government direct operating ..       13,789         822         14,611      15,049          (438)         12,062
                                                    --------      ------       --------    --------        -------       --------
      Education facilities
        Schools ...............................        4,092          90          4,162       4,244           (62)          3,980
        Post-secondary institutions ...........        1,425          14          1,439       1,532           (93)          1,424
                                                    --------      ------       --------    --------        -------       --------
                                                       5,517         104          5,621       5,776          (155)          5,404
                                                    --------      ------       --------    --------        -------       --------
   Health facilities ..........................        1,920          41          1,961       2,014           (53)          1,840
                                                    --------      ------       --------    --------        -------       --------
   Highways, ferries and public transit
      BC Transportation Financing Authority ...        2,514          63          2,577       2,651           (74)          2,336
      British Columbia Ferry Corporation ......           19          (2)            17          32           (15)             20
      British Columbia Transit ................           79           3             82          89            (7)             73
      Public transit ..........................          936          (1)           935         939            (4)            939
      SKYTRAIN extension ......................        1,044          38          1,082       1,129           (47)            965
      Rapid Transit Project 2000 Ltd. .........           47         (36)            11          --            11             120
                                                    --------      ------       --------    --------        -------       --------
                                                       4,639          65          4,704       4,840          (136)          4,453
                                                    --------      ------       --------    --------        -------       --------
 Other
      British Columbia Buildings Corporation ..          596        (128)           468         559           (91)            544
      552513 British Columbia Ltd.
        (Skeena Cellulose Inc.) ...............           --          --             --          --            --             230
      Social housing(5) .......................          299         (69)           230         234            (4)            267
      Homeowner Protection Office .............          113           4            117         126            (9)             95
      Universities and colleges
        - fiscal agency loans .................          114          (5)           109         114            (5)            118
      Other(6) ................................          188         (24)           164         158             6             231
                                                    --------      ------       --------    --------        -------       --------
                                                       1,310        (222)         1,088       1,191          (103)          1,485
                                                    --------      ------       --------    --------        -------       --------
TOTAL TAXPAYER-SUPPORTED DEBT .................       27,175         810         27,985      28,870          (885)         25,244
                                                    --------      ------       --------    --------        -------       --------

SELF-SUPPORTED DEBT
   Commercial Crown corporations and agencies
      British Columbia Hydro and Power
        Authority .............................        6,863         486          7,349       7,562          (213)          6,846
      British Columbia Railway Company ........          614          (6)           608         637           (29)            622
      Columbia River power projects(7) ........          120          (1)           119         286          (167)            120
      Columbia Power Corporation ..............           64         (31)            33          --            33              45
      Liquor Distribution Branch ..............           13          --             13          12             1               2
                                                    --------      ------       --------    --------        -------       --------
                                                       7,674         448          8,122       8,497          (375)          7,635
   Warehouse borrowing program ................        1,067         139          1,206         901           305           2,646
                                                    --------      ------       --------    --------        -------       --------
TOTAL SELF-SUPPORTED DEBT .....................        8,741         587          9,328       9,398           (70)         10,281
                                                    --------      ------       --------    --------        -------       --------
TOTAL PROVINCIAL DEBT .........................       35,916       1,397         37,313      38,268          (955)         35,525
                                                    ========      ======       ========    ========        =======       ========

-----------------------------------------------------------------------------------------------------------------------------------



(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.

(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

(3) Reflects six-month allocation of the full-year budget based on planned activities and seasonal patterns.

(4) Restated to include vehicle lease obligations of $45 million.

(5) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(6) Includes student assistance loans.

(7) Includes joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.




--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

40                                    APPENDIX
--------------------------------------------------------------------------------
TABLE A.8 MAIN REVENUE ASSUMPTIONS AND SENSITIVITIES
- CONSOLIDATED REVENUE FUND

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
REVENUE SOURCE AND ASSUMPTIONS              BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
      ($ MILLIONS)                         ESTIMATE     FORECAST       AND FORECAST DETAILS
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
PERSONAL INCOME TAX                          $4,854       $4,254
  B.C. personal income growth                   2.0%         2.4%    +/-1% change in 2002 B.C. personal income
  B.C. tax base growth                          2.5%         2.9%    equals +/-$50 to $100 million.
Includes Budget 2002 measures:
  Increase the sales tax credit                -$20         -$20
  Increase disability tax credits               -$4          -$4
  B.C. Family bonus adjustments                  $3           $3
Prior-year assessments:
  2001 tax-year entitlement ($ millions)     $5,398       $5,169
  2001 personal income growth                   2.2%         2.6%    +/-0.01% change in 2001 effective yield equals
  2001 tax-base growth                          2.2%         1.8%    +/-$90 million one-time and +/-$90 million
                                                                     revenue base change.

A correction of a recent federal error in the calculation of personal income tax remittances to B.C. has been factored into the revenue forecast for 2002/03 and onwards. The federal government has recently forgiven the potential liability for the 1997 to 1999 tax years.
-----------------------------------------------------------------------------------------------------------------------------
CORPORATION INCOME TAX                         $779         $664
  National tax base growth                    -10.0%        -3.0%    +/-1% change in the 2002 national tax base equals
                                                                     +/-$10 to $15 million.
  B.C. corporate profit growth - 2001         -15.0%        -2.8%    +/-1% change in the 2001 B.C. tax base equals
                                                                     +/-$10 to $15 million.
Instalments from the federal government
  National tax base ($ billions)             $105.2       $107.6
  B.C. instalment share                         9.5%         9.5%

Revenue ($ millions)
  Gross advances                              $1,030      $1,065
  Less credits for 2002 tax year                -$99       -$146     Higher credits reflecting 2001 tax assessments.
  Prior-year adjustment                        -$152       -$255

Adjustment for 2001 and prior years
  2001 BC tax base ($ billions)                $9.3         $9.7
  Small business share of tax base               34%          40%

Revenue for 2001 and prior years ($ millions)                        Revenue forecast for 2001 and prior years is based on
  Gross tax revenue                          $1,149       $1,138     tax assessment information as of October 15, 2002
  Less credits for 2001 tax year               -$98        -$165     provided by the federal government.
  Revenue for 2000 and prior years              $75          $50

Revenue is recorded on a cash basis. Due to lags in the federal collections and instalment systems, changes to the B.C. corporate profits and tax base forecasts affect revenue mainly in the succeeding year. For example, 2002/03 instalments from the federal government are based on B.C.'s share of the national tax base for the 2000 tax-year (assessed as of December 31, 2001) and the federal government's forecast of the 2002 national tax base. Final payments for the year are adjusted to reflect 2001 assessments for B.C. (assessed as of December 31,
2002).
-----------------------------------------------------------------------------------------------------------------------------
SOCIAL SERVICES TAX                          $3,802       $3,812

  Consumer expenditure growth                   3.2%         4.6%    +/-1% change equals up to +/-$30 million.

  Machinery and equipment                       2.3%         0.0%    +/-1% change equals up to +/-$10 million.
  spending growth

  Other final demand                            n.a.        -0.7%    +/-1% change in other expenditures equals up to
                                                                     +/-$20 million.

Includes Budget 2002 measures:

  Various exemptions / refunds                 -$17         -$19
  General rate increased to 7.5%              +$250        +$250

-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

                                    APPENDIX                                 41
--------------------------------------------------------------------------------
TABLE A.8  MAIN REVENUE ASSUMPTIONS AND SENSITIVITIES
- CONSOLIDATED REVENUE FUND

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
REVENUE SOURCE AND ASSUMPTIONS              BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
      ($ MILLIONS)                         ESTIMATE     FORECAST       AND FORECAST DETAILS
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
PETROLEUM, NATURAL GAS AND MINERALS          $1,370       $1,352
  Natural gas price ($Cdn/gigajoule)          $3.65        $3.45     +/-$.50 change in the natural gas price equals
                                                                     +/-$125 to $175 million.
  Natural gas volumes (annual per cent          3.8%         1.9%    +/-1% change in natural gas volumes equals
    change)                                                          +/-$5 to $15 million.

  Auctioned land base (000 hectares)            653          780     +/-5% change in price or volume of land sales equals
                                                                     +/-$13 million.
  Average bid price/hectare ($)                $375         $325
-----------------------------------------------------------------------------------------------------------------------------

FORESTS                                      $1,145       $1,120

SPF 2x4 price ($US/1000 bd ft.                 $250         $237      +/-US$50 change in SPF price equals +/-$125 to
  calendar year average)                                              $150 million.
Hemlock price ($US/1000 bd ft.                 $600         $600      +/-US$100 change in hemlock price equals +/-$15 to
  calendar year average)                                              $25 million.
Pulp price ($US/tonne, calendar year           $500         $467      +/-US$50 change in pulp price equals +/-$10 to
  average)                                                            $15 million.
Interior Crown harvest volumes                 44.0         46.0      +/-10% change in Interior harvest volumes equals
                                                                      +/-$60 (million cubic metres) to $100 million.
Coastal Crown harvest volumes                  14.0         13.0      +/-10% change in Coastal harvest volumes equals +/-$20
  (million cubic metres)                                              to $30 million.

Countervail and anti-dumping duties have the effect of reducing the industrial producer price indices published by Statistics Canada by an assumed 15 per cent, resulting in lower stumpage rates.
-----------------------------------------------------------------------------------------------------------------------------
CONTRIBUTIONS FROM GOVERNMENT                $1,420       $1,483     See Table A.10 for assumptions and sensitivities for the
  ENTERPRISES -- BASED ON BUSINESS                                   Crown corporations.
  SERVICE PLANS
-----------------------------------------------------------------------------------------------------------------------------
CANADA HEALTH AND SOCIAL TRANSFER            $2,805       $2,535
  (CHST)

EQUALIZATION                                     $0         $770

  National CHST cash ($ billion)              $18.6        $18.6     Due to the interactions between the CHST and
                                                                     Equalization programs, the sensitivities reflect the
  National tax points ($ billion)             $16.4        $16.8     combined fiscal effect on both revenue sources.

  B.C. entitlment (share of national           13.1%        13.2%    +/-0.1% change in B.C.'s population share equals +/-$15
    population)                                                      to $20 million.

  B.C. tax point offset ($ billion)           -$1.8        -$1.6     1% increase (decrease) in B.C. basic federal tax
                                                                     (BFT) and no change in other provincial/territorial BFT
                                                                     decreases (increases) revenue by $40 to $60 million.

  Associated equalization tax point              --        -$0.3     1% change in national BFT and no change in
    offset ($ billion)                                               B.C. BFT equals +/-$15 to $85 million.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

42                                    APPENDIX
--------------------------------------------------------------------------------
TABLE A.9  MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES
- CONSOLIDATED REVENUE FUND

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
MINISTRY PROGRAMS AND ASSUMPTIONS           BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
                                           ESTIMATE     FORECAST       AND FORECAST DETAILS
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
ADVANCED EDUCATION                           $1,900     UNCHANGED

  Student spaces - (# of FTEs)              157,500     Unchanged    The number of student spaces may vary depending on the
                                                                     financial and other policies adopted by post-secondary
                                                                     institutions.

  Debt Service costs                           $145     Unchanged    A 1% change in interest rates affects annual debt service
                                                                     costs by approximately $1.8 million.

  Student Loans Authorized                     $143     Unchanged    A 1% change in interest rates affects annual costs by
                                                                     approximately $3.6 million.

  Loans and Grants - volume (#)              71,740     Unchanged    A 1% change in demand affects costs by $1.4 million.
-----------------------------------------------------------------------------------------------------------------------------
ATTORNEY GENERAL                               $556          $540

  Criminal caseload - volume (#)            125,000     Unchanged    A 10% change in criminal caseload level affects
                                                                     costs by approximately $9 million annually.

  Civil Court hours - volume (#)             72,900     Unchanged    A 10% change in the number of civil court hours affects
                                                                     costs by approximately $5 million annually.

  Court locations (#)                  74 locations     Unchanged    In seven locations where courthouses were to have been
                                         43 staffed                  closed, circuit courts have been established.
                                       31 unstaffed                  Negotiations with other locations requesting circuit
                                                                     courts are on-going.

  Treaty Negotiations Office                    $51           $35    Mainly due to lower forestry stumpage collected
                                                                     and disbursed under the McLeod Lake Treaty Adhesion
                                                                     Agreement.

  Statutory Services - CROWN
   PROCEEDING ACT                               $30     Unchanged    Actual annual expenditures vary with the volume/size
                                                                     of claims and timing of settlements. Over the past ten
                                                                     years, the annual cost of settlements has varied from
                                                                     $2 million to $81 million.
-----------------------------------------------------------------------------------------------------------------------------
CHILDREN AND FAMILY DEVELOPMENT              $1,558     UNCHANGED

  Children-in-care caseload (#)               9,700     Unchanged    A 5% change in caseload affects annual costs by
                                                                     approximately $10 to $13 million.

  Community Living Services caseload (#)      8,850     Unchanged    A 5% change in caseload affects annual costs by
                                                                     approximately $22 to $26 million.
-----------------------------------------------------------------------------------------------------------------------------
COMMUNITY, ABORIGINAL AND WOMEN'S
  SERVICES                                     $555     UNCHANGED

  2010 Winter Olympics Bid                       $2     Unchanged    In June, the federal and provincial governments
                                                                     announced that they would cost-share on a 50:50 basis,
                                                                     venues costs of $620 million, if Canada is chosen to
                                                                     host the games. A decision on the winning bid will be
                                                                     made in July 2003. No funding for hosting the Games or
                                                                     for related infrastructure has been included in
                                                                     the budget.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

                                    APPENDIX                                 43
--------------------------------------------------------------------------------
TABLE A.9  MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES
- CONSOLIDATED REVENUE FUND

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
MINISTRY PROGRAMS AND ASSUMPTIONS           BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
                                           ESTIMATE     FORECAST       AND FORECAST DETAILS
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
EDUCATION                                    $4,861     UNCHANGED

  Student Enrolment (# of FTEs)             592,000     Unchanged

  Class Size - Kindergarten             19 district     Unchanged    A 1% change in enrolment affects annual costs by
                                            average                  approximately $32 million.

  Class Size - Grades 1-3               21 district     Unchanged    A one-student per class change in K-12 affects annual
                                            average                  costs by approximately $60 million.

  Class Size - Grades 4-12              30 district     Unchanged
                                            average

  Debt Service Costs                           $363     Unchanged    A 1% increase in interest rates affects annual debt
                                                                     service costs by $7 million.
-----------------------------------------------------------------------------------------------------------------------------
ENERGY AND MINES                                $50     UNCHANGED

  Vancouver Island gas pipeline and the         $21     Unchanged    Each $1 Cdn per GJ change in the average natural
  Squamish Rate Stabilization Facility                               gas price for the fiscal year affects annual costs by
                                                                     $6 million. At current gas price forecasts, it is
                                                                     unlikely that costs will exceed the budget estimate
                                                                     in 2002/03.
-----------------------------------------------------------------------------------------------------------------------------
FORESTS                                        $621     UNCHANGED

  Direct Fire Fighting                          $55           $43    The budget provides funding based on a historical
                                                                     median fire year and assumes implementation of a
                                                                     cost-shared fire protection model.

                                                                     Drier than normal weather, particularly in the Interior,
                                                                     would likely affect costs. The annual cost of fighting
                                                                     forest fires has varied from $19 million to $154 million.

                                                                     B.C. experienced normal weather patterns in the first
                                                                     quarter and was able to deploy firefighters to help
                                                                     Oregon and California fight the Biscuit fire. The
                                                                     ministry is expecting savings of $12 million due to
                                                                     the low fire season in B.C., but it is also managing
                                                                     pressures in other areas.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

44                                    APPENDIX
--------------------------------------------------------------------------------
TABLE A.9  MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES
- CONSOLIDATED REVENUE FUND

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
MINISTRY PROGRAMS AND ASSUMPTIONS           BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
                                           ESTIMATE     FORECAST       AND FORECAST DETAILS
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
HEALTH SERVICES                             $10,205     UNCHANGED

  PHARMACARE                                   $718     Unchanged

  Demand/cost growth                           15.0%    Unchanged    An 11% change in utilization affects costs by
  (per cent change)                                                  approximately $70 million; a 4% change in drug prices
                                                                     affects costs by approximately $25 million.

  MEDICAL SERVICES PLAN (MSP)                $2,518     Unchanged

  Population/demographic growth in              1.6%    Unchanged    A 2% change in the volume of services provided by
    physician costs (per cent change)                                fee-for-service physicians affects MSP costs by
                                                                     approximately $38 million.

  Arbitration of Working Agreement                      Unchanged    The Working Agreement has been finalized.
   with physicians

  Supplementary Benefits                                Unchanged    A 1% change in the average number of supplementary
                                                                     services per beneficiary affects MSP costs by
                                                                     approximately $0.5 million.

  REGIONAL HEALTH SECTOR                     $6,337     Unchanged    A 1% change in population affects annual costs by
  Anticipated service changes include:                               approximately $60 million.

  Acute inpatient and day surgery cases (#) 615,000     Unchanged

  Mental Health - new community beds to         106     Unchanged
   replace Riverview beds (#)

  Home and Community Care assisted living         -     Unchanged
    units construction (#)

  Administrative expenses as a per cent of     25.8%    Unchanged
    total expenses

  EMERGENCY HEALTH SERVICES                    $188     Unchanged
-----------------------------------------------------------------------------------------------------------------------------
HUMAN RESOURCES                              $1,789        $1,672

  Temporary and Continuous Assistance -     146,700       134,000    A 1% change in caseload affects expenditures by
    average caseload (#)                                             approximately $10 million annually. A 1% change in the
                                                                     unemployment rate affects expenditures by approximately
                                                                     $12 million annually.

  Temporary and Continuous Assistance -        665      Unchanged    The average cost per case is sensitive to behaviour
    average cost per case ($)                                        changes, composition of the caseload, and factors such
                                                                     as treatment of income and length of time on income
                                                                     assistance.

                                                                     A 1% change in the annual average cost per case
                                                                     affects expenditure by approximately $8-$12 million.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

                                    APPENDIX                                  45
--------------------------------------------------------------------------------
TABLE A.9  MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES
- CONSOLIDATED REVENUE FUND

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
MINISTRY PROGRAMS AND ASSUMPTIONS           BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
                                           ESTIMATE     FORECAST       AND FORECAST DETAILS
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
PUBLIC SAFETY AND SOLICITOR GENERAL            $506     UNCHANGED

  Corrections - number of inmates (#)        2,150-  Approx 2,150    A 1% change in the prison population affects costs by
                                              2,350                  $1.1 million.

  EMERGENCY PROGRAM ACT                         $16           $22    Actual costs will vary depending on the number or
                                                                     severity of natural disasters such as earthquakes and
                                                                     floods (additional costs of $19 million are funded
                                                                     from contingencies).
-----------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION                                 $739     UNCHANGED

  Amortization portion of the Public            $53     Unchanged    Earlier completion could affect annual amortization
    Transit Vote                                                     expenditures.
-----------------------------------------------------------------------------------------------------------------------------
MANAGEMENT OF PUBLIC FUNDS AND DEBT            $920          $800    The full-year impact of a one per cent change in
                                                                     interest rates affects direct operating debt
                                                                     interest expense by $88 million and by
  Expected interest rates for new                                    $121 million when taxpayer-supported
    provincial borrowing:                                            debt is included.
      Short-term                               2.94%         3.40%
      Long-term                                6.51%         6.45%
  US exchange rate ($)                      $0.6375       $0.6546
-----------------------------------------------------------------------------------------------------------------------------
GOVERNMENT RESTRUCTURING                       $230     UNCHANGED
  (ALL MINISTRIES)

  Workforce Adjustment                          $65          $100    Includes severance and other associated costs.

  FTE reduction incurring severance costs (#) 1,900         2,100    A 10% change in the estimated number of FTEs incurring
                                                                     severance, or in the average cost of severance, would
                                                                     affect costs by approximately $22 million.

  Accomodation Initiative                      $135          $100    As ministry plans are confirmed, costs may change.

  Other restructuring                           $30           $30    As ministry plans are confirmed, costs may change.
-----------------------------------------------------------------------------------------------------------------------------
GOVERNMENT-WIDE ISSUES                                  UNCHANGED

  Compensation                                                       Agreements expiring this year will be settled under a
                                                                     0-0-0 bargaining mandate. There will be no
                                                                     across-the-board general wage increases for sectors.
                                                                     Legitimate skills shortages may be addressed by
                                                                     employers through market adjustment increases.
                                                                     The provincial government will not provide incremental
                                                                     funding for market adjustment increases.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

46                                    APPENDIX
--------------------------------------------------------------------------------
TABLE A.10  CROWN CORPORATION ASSUMPTIONS AND SENSITIVITIES

-----------------------------------------------------------------------------------------------------------------------------
                                                 2002/03
                                      -------------------------------
CROWN CORPORATION AND ASSUMPTIONS           BUDGET      UPDATED      2002/03 FULL-YEAR SENSITIVITIES
                                           ESTIMATE     FORECAST
                                      -------------------------------
                                              ($ MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA BUILDINGS CORPORATION
  Net income (loss)                              34           35     +/-10% in timing/extent of ministry restructuring =
                                                                     +/-$2-$4 million.
  Short-term interest rates                     2.9%         2.7%    +/-10% in energy prices = +/-$2 million.
                                                                     +/-1% in interest rates = +/-$0.3 million.

  Gains on disposal of property                 6.0          7.2     Value and timing of property sales depend on market timing
  Capital spending                         up to 70           46     and values. Shareholder-directed disposal could impact gains.
  Dividend to CRF                                13           14     +/-$10 million in capital spending = +/-$0.5 million in net expenses.
  Grants in lieu of taxes for owned              19           19     Potential move to full property tax = up to
    properties                                                       +/-$14 million in costs depending on implementation timing.
-----------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA FERRY CORPORATION
  Net income (loss)                              16           24
  Capital spending                              103           84
  Traffic volume trends                        +1.6%        +1.6%    +/-1% in traffic volumes = +/-$3 million.
  Toll increases                                CPI          nil     +/-1% in fuel prices = +/-$0.5 million.
  Fuel costs                                     51           47
  Dedicated motor fuel tax                       74           74
-----------------------------------------------------------------------------------------------------------------------------
BC TRANSPORTATION FINANCING AUTHORITY
  Net income (loss)                             (56)         (37)
  Capital spending                              254          256     +/-1% in provincial fuel consumption volumes =+/-$2 million.
  Dedicated tax revenue                         203          203     +/-1%  in  floating/new fixed-borrowing rates =+/-$5
  Average floating/new fixed borrowing rate     5.6%         5.4%    million in interest costs.
-----------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA HYDRO AND POWER AUTHORITY
  Net income before transfer (to) from rate     350          350     Range of net income from $285-$430 million, depending on
    stabilization account                                            total the impact of the following non-controllable factors:
  Transfer (to) from rate stabilization account  (5)          65     +/-5% in average temperatures = +/-$5 million
  Dividend to CRF                               283          341     +/-1% in hydro generation = +/-$20 million
  Capital spending                              745          745     +/-$1/MW/h in electricity trade margins = +/-$30 million
  Water inflow levels (snowpack)                100%         109%    +/-10% in natural gas prices = +/-$5 million
  Domestic load growth                         -0.1%         0.4%    +/-100 basis points in borrowing rate = +/-$20 million
  BC real GDP                                   0.6%         1.4%    +/-$0.01 in exchange rates = +/-$10 million
  Forward energy price date              mid-Jan/02    mid-Sep/02
  CDN short-term interest rates                 2.9%          2.7%
  Exchange rate (US/CDN)                      $0.64         $0.65
-----------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA LIQUOR DISTRIBUTION BRANCH
  Net income                                    640          641     Price competition, economic conditions, weather patterns
  Net sales increase                            1.8%         1.8%    and timing of holidays affect sales.
  Capital spending                               22           11     +/-1% in sales volume =+/-$6 million in net income.
-----------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA LOTTERY CORPORATION
  Net income                                    660          670
  Dividend to CRF                               476          485
  Capital spending                               26           34
  Gaming activity                              +6.3%        +7.2%    +/-1% in gaming activity =+/-$6 million.
-----------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA RAILWAY COMPANY
  Net income (loss) before write-downs           14           12     Total traffic disruption could reduce net income by
  Capital spending                               66           58     $4 million per week.
-----------------------------------------------------------------------------------------------------------------------------
INSURANCE CORPORATION OF BRITISH COLUMBIA
  Net income (loss)                             (10)          15
  Investment income                             399          374     +/-0.25% in investment returns = +/-$14 million.
  Capital spending                                                   +/-1% in investment balance = +/-$4 million.
  o  operational                                 30           15
  o  ICBC Properties Ltd.                        86           94     Capital spending shown at gross expenditures before
  Restructuring costs                            15            8     recoveries of $41 million due to a lease cancellation
                                                                     settlement.
  Policy premium revenue trend                 +5.2%        +5.4%    +/-1% in premium revenue = +/-$27 million (Increase
                                                                     in revenue trend reflects higher-than-expected optional
                                                                     insurance sales.)
  Premium rate changes                         CPI+         CPI+
  Claims-incurred trends                       +2.0%        +5.3%    +/-1% in assumed claims trend = +/-$21-$25 million
  Adjustment to prior year claims                 -          (78)    +/-1% in prior year unpaid claims estimate = +/-$40
                                                                     million.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

                                    APPENDIX                                  47
--------------------------------------------------------------------------------
TABLE A.11  STATEMENT OF FINANCIAL POSITION
                        (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Year-to-Date         Updated Forecast
                                                                       Actual     --------------------------------------------------
                                                                      March 31    Sept. 30  Increase/    March 31    Increase/
                                                                       2002          2002  (Decrease)(1)   2003     (Decrease)(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     ($ millions)
FINANCIAL ASSETS
  Cash and temporary investments ................................          780       1,429       649           169       (611)
  Other financial assets ........................................        4,342       3,725      (617)        4,513        171
  Investments in commercial Crown corporations and agencies:
    Retained earnings of self-supported Crown corporations ......        2,525       2,741       216         2,573         48
    Loans for purchases of assets recoverable from agencies......        7,552       8,000       448         7,518        (34)
                                                                     ---------------------------------------------------------------
                                                                        10,077      10,741       664        10,091         14
  Warehouse borrowing program assets.............................        1,067       1,206       139            --     (1,067)
                                                                     ---------------------------------------------------------------
                                                                        16,266      17,101       835        14,773     (1,493)
                                                                     ---------------------------------------------------------------
LIABILITIES

  Current liabilities ...........................................        4,044       4,362       318         3,837       (207)
  Debt:
    Taxpayer-supported debt .....................................       27,175      27,985       810        30,766      3,591
    Self-supported debt..........................................        8,741       9,328       587         7,643     (1,098)
    Forecast allowance ..........................................           --          --        --           500        500
                                                                     ---------------------------------------------------------------
    Total provincial debt........................................       35,916      37,313     1,397        38,909      2,993
    LESS: guarantees and non-guaranteed debt ....................         (464)       (448)       16          (436)        28
                                                                     ---------------------------------------------------------------
                                                                        35,452      36,865     1,413        38,473      3,021
                                                                     ---------------------------------------------------------------
                                                                        39,496      41,227     1,731        42,310      2,814
                                                                     ---------------------------------------------------------------
NET LIABILITIES.................................................       (23,230)    (24,126)     (896)      (27,537)    (4,307)
                                                                     ---------------------------------------------------------------
CAPITAL AND OTHER ASSETS
  Prepaid capital advances ......................................        7,033       7,033        --         7,192        159
  Tangible capital assets........................................       11,206      11,175       (31)       11,332        126
  Other assets ..................................................          281         294        13           285          4
                                                                     ---------------------------------------------------------------
                                                                        18,520      18,502       (18)       18,809        289
                                                                     ---------------------------------------------------------------
ACCUMULATED SURPLUS (DEFICIT) ...................................       (4,710)     (5,624)     (914)(2)    (8,728)    (4,018)(2)
                                                                     ---------------------------------------------------------------
                                                                     ---------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

1 Change from March 31, 2002
2 Change includes accounting policy equity adjustments.

CHANGE IN FINANCIAL POSITION
-------------------------------------------------------------------------------------------------
                                                                     September 30     March 31
                                                                        2002            2003
-------------------------------------------------------------------------------------------------
                                                                            ($ millions)
CHANGE IN ACCUMULATED (SURPLUS) DEFICIT:
  (Surplus) deficit for the period ..............................          896        4,000
  Accounting policy equity adjustments ..........................           18           18
                                                                     ----------------------------
                                                                           914        4,018
                                                                     ----------------------------
WORKING CAPITAL CHANGES:
  Increase (reduction) in cash and temporary investments ........          649         (611)
  Increase (decrease) in guarantees and non-guaranteed debt .....          (16)         (28)
  Other working capital changes .................................         (922)         382
                                                                     ----------------------------
                                                                          (289)        (257)
                                                                     ----------------------------
CAPITAL ASSET AND INVESTMENT CHANGES:
  Increase in taxpayer-supported capital investments ............          499        1,399
  LESS: amortization and other accounting changes ...............         (530)      (1,114)
                                                                     ----------------------------
                                                                           (31)         285
                                                                     ----------------------------
  Increase in total investment in commercial Crown corporations .          666        1,096
  LESS: loan repayments and other accounting changes ............           (2)      (1,082)
                                                                     ----------------------------
                                                                           664           14
                                                                     ----------------------------
  Increase (decrease) in warehouse borrowing investments ........          139       (1,067)
                                                                     ----------------------------
                                                                           772         (768)
                                                                     ----------------------------
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT ....................        1,397        2,993
                                                                     ----------------------------
                                                                     ----------------------------
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        SECOND QUARTERLY REPORT 2002/03

48                                    APPENDIX
--------------------------------------------------------------------------------
TABLE A.12  FULL-TIME EQUIVALENTS (FTEs)(1) - UPDATED FORECAST

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       2002/03
                                                                               -------------------------------------
                                                                                 Budget       Updated                   Actual
                                                                                Estimate     Forecast     Variance     2001/02
-----------------------------------------------------------------------------------------------------------------------------------
Ministries and special offices...............................................    31,608       30,300      (1,308)(2)    33,214
Taxpayer-supported Crown corporations and agencies...........................     8,800        8,522        (278)(3)     9,178
                                                                               ----------------------------------------------------
TOTAL FTEs...................................................................    40,408       38,822      (1,586)       42,392
                                                                               ----------------------------------------------------
                                                                               ----------------------------------------------------

(1) Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours and individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2) Primarily due to accelerated implementation of service plan reductions, and higher participation in the voluntary departure and early retirement programs.

(3) Primarily due to earlier-than-anticipated staffing reductions resulting from the implementation of core review recommendations.


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                        SECOND QUARTERLY REPORT 2002/03